Management’s Responsibility for the Financial Statements

The preparation and presentation of the accompanying consolidated financial statements, Management’s Discussion and Analysis (“MD&A”) and all financial information are the responsibility of management and have been approved by the Board of Directors.

The consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles. Financial statements, by nature, are not precise since they include certain amounts based upon estimates and judgments. When alternative methods exist, management has chosen those it deems to be the most appropriate in the circumstances.

We, as Fairfax’s Chief Executive Officer and Chief Financial Officer, will certify Fairfax’s annual disclosure document filed with the SEC (Form 40-F) in accordance with the United States Sarbanes-Oxley Act of 2002.

The Board of Directors is responsible for ensuring that management fulfills its responsibilities for financial reporting and is ultimately responsible for reviewing and approving the consolidated financial statements. The Board carries out this responsibility principally through its Audit Committee which is independent from management.

The Audit Committee is appointed by the Board of Directors and reviews the consolidated financial statements and MD&A; considers the report of the external auditors; assesses the adequacy of the internal controls of the company, including management’s assessment described below; examines the fees and expenses for audit services; and recommends to the Board the independent auditors for appointment by the shareholders. The independent auditors have full and free access to the Audit Committee and meet with it to discuss their audit work, Fairfax’s internal control over financial reporting and financial reporting matters. The Audit Committee reports its findings to the Board for consideration when approving the consolidated financial statements for issuance to the shareholders and management’s assessment of the internal control over financial reporting.

Management’s Report on Internal Control over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting.

Management has assessed the effectiveness of the company’s internal control over financial reporting as of December 31, 2008 using criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on this evaluation, management concluded that the company’s internal control over financial reporting was effective as of December 31, 2008.

The effectiveness of the company’s internal control over financial reporting as of December 31, 2008 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in its report which appears herein.

March 6, 2009

V. Prem Watsa	Greg Taylor
Chairman and Chief Executive Officer	Vice President and Chief Financial Officer

FAIRFAX FINANCIAL HOLDINGS LIMITED

Independent Auditors’ Report

To the Shareholders of Fairfax Financial Holdings Limited

We have completed integrated audits of the consolidated financial statements of Fairfax Financial Holdings Limited (the “Company”) as at December 31, 2008 and 2007 and for the three years ended December 31, 2008, and an audit of its internal control over financial reporting as at December 31, 2008. Our opinions, based on our audits, are presented below.

Consolidated financial statements

We have audited the accompanying consolidated balance sheets of the Company as at December 31, 2008 and 2007, and the related consolidated statements of earnings, comprehensive income, shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits of the Company’s consolidated financial statements as at December 31, 2008 and 2007 and for each of the years in the three year period ended December 31, 2008 in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. A financial statement audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2008 in accordance with Canadian generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, the Company adopted new accounting standards related to financial instruments on January 1, 2007.

Internal control over financial reporting

We have also audited the Company’s internal control over financial reporting as at December 31, 2008, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting on page 13. Our responsibility is to express an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as at December 31, 2008 based on criteria established in Internal Control – Integrated Framework issued by the COSO.

Chartered Accountants, Licensed Public Accountants
Toronto, Ontario

March 6, 2009

Consolidated Financial Statements

Consolidated Balance Sheets
as at December 31, 2008 and 2007

	2008	2007
	(US$ millions)

Assets
Holding company cash, short term investments and marketable securities (including assets pledged for short sale and derivative obligations – $19.7; 2007 – nil)	1,564.2	971.8
Accounts receivable and other	1,688.7	1,906.9
Recoverable from reinsurers (including recoverables on paid losses – $298.9; 2007 – $371.8)	4,234.2	5,038.5

	7,487.1	7,917.2

Portfolio investments
Subsidiary cash and short term investments (cost $5,492.3; 2007 – $3,218.8)	5,508.5	3,218.1
Bonds (cost $8,302.1; 2007 – $9,971.7)	8,425.8	10,049.9
Preferred stocks (cost $41.2; 2007 – $20.8)	38.2	19.9
Common stocks (cost $3,964.1; 2007- $2,314.9)	3,816.9	2,617.5
Investments, at equity (fair value $575.3; 2007 – $485.7)	219.3	408.0
Derivatives and other invested assets (cost $157.3; 2007 – $339.7)	398.0	979.6
Assets pledged for short sale and derivative obligations (cost $8.3; 2007 – $1,800.9)	8.3	1,798.7

	18,415.0	19,091.7

Deferred premium acquisition costs	321.9	371.1
Future income taxes	699.4	344.3
Premises and equipment	133.1	53.8
Goodwill and intangible assets	123.2	89.4
Other assets	125.7	74.3

	27,305.4	27,941.8

See accompanying notes.

Signed on behalf of the Board

Director	Director

FAIRFAX FINANCIAL HOLDINGS LIMITED

	2008	2007
	(US$ millions)

Liabilities
Subsidiary indebtedness	21.1	–
Accounts payable and accrued liabilities	1,326.5	1,232.6
Income taxes payable	656.3	68.9
Short sale and derivative obligations (including at the holding company – $9.2; 2007 – $8.4)	29.4	1,062.8
Funds withheld payable to reinsurers	355.1	362.6

	2,388.4	2,726.9

Provision for claims	14,728.4	15,048.1
Unearned premiums	1,890.6	2,153.0
Long term debt – holding company borrowings	869.6	1,063.2
Long term debt – subsidiary company borrowings	889.1	915.0
Other long term obligations – holding company	187.7	192.6

	18,565.4	19,371.9

Non-controlling interests	1,382.8	1,585.0

Contingencies (note 13)
Shareholders’ Equity
Common stock	2,124.9	2,067.4
Other paid in capital	–	57.9
Treasury stock, at cost	(22.7)	(22.6)
Preferred stock	102.5	136.6
Retained earnings	2,871.9	1,658.2
Accumulated other comprehensive income (loss)	(107.8)	360.5

	4,968.8	4,258.0

	27,305.4	27,941.8

See accompanying notes.

Consolidated Statements of Earnings
for the years ended December 31, 2008, 2007 and 2006

	2008	2007	2006
	(US$ millions except
	per share amounts)

Revenue
Gross premiums written	5,061.4	5,214.5	5,486.6

Net premiums written	4,332.2	4,498.4	4,789.7

Net premiums earned	4,529.1	4,648.8	4,850.6
Interest and dividends	626.4	761.0	746.5
Net gains on investments	2,720.5	1,639.4	765.6
Net gain on secondary offering	–	–	69.7
Other	99.4	434.5	371.3

	7,975.4	7,483.7	6,803.7

Expenses
Losses on claims	3,720.9	3,132.0	3,822.4
Operating expenses	823.8	820.0	757.9
Commissions, net	729.8	760.3	780.7
Interest expense	158.6	209.5	210.4
Other costs and expenses	98.0	401.5	353.7

	5,531.1	5,323.3	5,925.1

Earnings from operations before income taxes	2,444.3	2,160.4	878.6
Provision for income taxes	755.6	711.1	485.6

Net earnings before non-controlling interests	1,688.7	1,449.3	393.0
Non-controlling interests	(214.9)	(353.5)	(165.5)

Net earnings	1,473.8	1,095.8	227.5

Net earnings per share	$80.38	$61.20	$12.17
Net earnings per diluted share	$79.53	$58.38	$11.92
Cash dividends paid per share	$5.00	$2.75	$1.40
Shares outstanding (000) (weighted average)	18,037	17,700	17,763

See accompanying notes.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Consolidated Statements of Comprehensive Income
for the years ended December 31, 2008, 2007 and 2006

	2008	2007	2006
	(US$ millions)

Net earnings	1,473.8	1,095.8	227.5

Other comprehensive income (loss), net of income taxes
Change in net unrealized gains and losses on available for sale securities(1)	(548.0)	293.0	–
Reclassification of net realized (gains) losses to earnings(2)	248.6	(95.4)	–
Change in unrealized foreign currency translation gains and losses(3)	(186.6)	114.9	31.9
Reclassification of foreign currency translation (gains) losses on disposition of investee company	24.9	(13.7)	–
Changes in gains and losses on hedges of net investment in foreign subsidiary(4)	(7.2)	–	–

Other comprehensive income (loss)	(468.3)	298.8	31.9

Comprehensive income	1,005.5	1,394.6	259.4

(1)	Net of income tax recovery of $213.4 (2007 – income tax expense of $142.2).

(2)	Net of income tax expense of $86.1 (2007 – income tax recovery of $35.3).

(3)	Net of income tax expense of $45.3 (2007 – income tax recovery of $7.6; 2006 – income tax recovery of $9.5).

(4)	Net of income tax recovery of $2.8 (2007 and 2006 – nil).

See accompanying notes.

Consolidated Statements of Shareholders’ Equity
for the years ended December 31, 2008, 2007 and 2006

	2008	2007	2006
	(US$ millions)

Common stock –
Subordinate voting shares – beginning of year	2,063.6	2,068.1	2,075.8
Issuances on conversion of convertible senior debentures	192.3	–	–
Purchases for cancellation	(134.8)	(4.5)	(7.7)

Subordinate voting shares – end of year	2,121.1	2,063.6	2,068.1
Multiple voting shares – beginning and end of year	3.8	3.8	3.8

Common stock	2,124.9	2,067.4	2,071.9

Other paid in capital – beginning of year	57.9	57.9	59.4
Conversion of convertible senior debentures	(57.9)	–	–
Purchases of convertible senior debentures	–	–	(1.5)

Other paid in capital – end of year	–	57.9	57.9

Treasury shares (at cost) – beginning of year	(22.6)	(18.3)	(17.3)
Net acquisitions	(0.1)	(4.3)	(1.0)

Treasury shares (at cost) – end of year	(22.7)	(22.6)	(18.3)

Preferred stock –
Series A – beginning of year	51.2	51.2	51.2
Purchases for cancellation	(12.8)	–	–

Series A – end of year	38.4	51.2	51.2

Series B – beginning of year	85.4	85.4	85.4
Purchases for cancellation	(21.3)	–	–

Series B – end of year	64.1	85.4	85.4

Preferred stock	102.5	136.6	136.6

Retained earnings – beginning of year	1,658.2	596.6	405.6
Transition adjustment – financial instruments	–	29.8	–
Net earnings for the year	1,473.8	1,095.8	227.5
Excess over stated value of common shares purchased for cancellation	(147.2)	(2.5)	–
Excess over stated value of preferred shares purchased for cancellation	(13.9)	–	–
Common share dividends	(88.9)	(49.0)	(25.1)
Preferred share dividends	(10.1)	(12.5)	(11.4)

Retained earnings – end of year	2,871.9	1,658.2	596.6

Accumulated other comprehensive income (loss) – beginning of year	360.5	12.2	(19.7)
Transition adjustment – financial instruments	–	49.5	–
Other comprehensive income (loss)	(468.3)	298.8	31.9

Accumulated other comprehensive income (loss) – end of year	(107.8)	360.5	12.2

Retained earnings and accumulated other comprehensive income	2,764.1	2,018.7	608.8

Total shareholders’ equity	4,968.8	4,258.0	2,856.9

FAIRFAX FINANCIAL HOLDINGS LIMITED

	2008	2007	2006

Number of shares outstanding
Common stock –
Subordinate voting shares – beginning of year	16,918,020	16,981,970	17,056,856
Issuances on conversion of convertible senior debentures	886,888	–	–
Purchases for cancellation	(1,066,601)	(38,600)	(67,800)
Net treasury shares acquired	(252)	(25,350)	(7,086)

Subordinate voting shares – end of year	16,738,055	16,918,020	16,981,970
Multiple voting shares – beginning and end of year	1,548,000	1,548,000	1,548,000
Interest in shares held through ownership interest in shareholder – beginning and end of year	(799,230)	(799,230)	(799,230)

Common stock effectively outstanding – end of year	17,486,825	17,666,790	17,730,740

Preferred stock –
Series A – beginning of year	3,000,000	3,000,000	3,000,000
Purchases for cancellation	(750,000)	–	–

Series A – end of year	2,250,000	3,000,000	3,000,000

Series B – beginning of year	5,000,000	5,000,000	5,000,000
Purchases for cancellation	(1,250,000)	–	–

Series B – end of year	3,750,000	5,000,000	5,000,000

See accompanying notes.

Consolidated Statements of Cash Flows
for the years ended December 31, 2008, 2007 and 2006

	2008	2007	2006
	(US$ millions)

Operating activities
Earnings before non-controlling interests	1,688.7	1,449.3	393.0
Amortization	22.4	27.0	24.9
Bond discount amortization	(3.9)	(17.6)	(67.9)
(Earnings) loss on investments, at equity	49.4	(7.7)	(78.0)
Future income taxes	(342.9)	323.5	375.2
Loss on significant commutations	84.2	–	412.6
Net gains on investments	–	–	(835.3)
Net (gains) losses on available for sale securities	334.7	(130.7)	–
Other net gains on investments	(3,055.2)	(1,508.7)	–

	(1,222.6)	135.1	224.5
Changes in:
Provision for claims	186.6	(981.6)	(741.2)
Unearned premiums	(200.0)	(172.4)	(274.6)
Accounts receivable and other	292.1	19.9	555.6
Recoverable from reinsurers	582.5	665.2	1,154.2
Funds withheld payable to reinsurers	(25.6)	(28.3)	(97.5)
Accounts payable and accrued liabilities	(158.0)	69.3	21.0
Income taxes payable	614.0	67.8	1.1
Other	50.9	(19.8)	62.0

Cash provided by (used in) operating activities	119.9	(244.8)	905.1

Investing activities
Investments – purchases	–	–	(3,971.3)
– sales	–	–	3,999.2
Net sales of assets and liabilities classified as held for trading	3,157.3	482.6	–
Net sales (purchases) of securities designated as held for trading	(3,814.6)	40.9	–
Available for sale securities – purchases	(6,333.0)	(3,693.5)	–
– sales	9,233.7	2,273.8	–
Net purchases of available for sale short term investments	(1,762.9)	(1,538.4)	–
Net decrease (increase) in restricted cash and cash equivalents	196.3	(107.9)	8.0
Net sales of marketable securities	–	–	51.3
Net sales (purchases) of investments, at equity	(54.2)	381.3	(2.8)
Net sales of other invested assets	–	7.6	–
Net purchases of premises and equipment and intangible assets	(23.7)	(18.0)	(13.2)
Net proceeds on secondary offerings	–	–	337.6
Proceeds on partial disposition of investee company	–	60.0	–
Sale (purchase) of subsidiaries, net of cash acquired	(11.0)	1.8	–

Cash provided by (used in) investing activities	587.9	(2,109.8)	408.8

FAIRFAX FINANCIAL HOLDINGS LIMITED

	2008	2007	2006
	(US$ millions)

Financing activities
Subsidiary indebtedness
Issuances	–	6.9	4.3
Repayment	(13.2)	(73.4)	–
Long term debt – holding company
Repayment	(62.1)	(107.8)	(115.7)
Debt issuance costs	–	(15.0)	–
Long term debt – subsidiary companies
Issuances	3.3	330.0	140.0
Repayment	(118.6)	(295.7)	(59.3)
Debt issuance costs	–	(23.4)	–
Other long term obligations – holding company – repayment	(4.9)	(4.5)	(43.7)
Repurchase of subsidiary securities	(419.5)	(121.5)	–
Repurchase of subordinate voting shares	(282.0)	(7.0)	(7.7)
Repurchase of preferred shares	(48.0)	–	–
Purchase of shares for treasury	(0.2)	(4.4)	(2.1)
Common share dividends	(88.9)	(49.0)	(25.1)
Preferred share dividends	(10.1)	(12.5)	(11.4)
Dividends paid to non-controlling interests	(25.6)	(27.3)	(22.1)

Cash provided by (used in) financing activities	(1,069.8)	(404.6)	(142.8)

Foreign currency translation	(224.8)	107.9	2.3

Increase (decrease) in cash and cash equivalents	(586.8)	(2,651.3)	1,173.4
Cash and cash equivalents – beginning of year	3,112.5	5,763.8	4,590.4

Cash and cash equivalents – end of year	2,525.7	3,112.5	5,763.8

See accompanying notes.

Cash and cash equivalents are included in the consolidated balance sheet as follows:

	December 31,
	2008	2007	2006
	(US$ millions)

Holding company cash and short term investments	293.8	31.3	540.2
Subsidiary cash and short term investments	2,338.8	2,164.8	4,602.7
Subsidiary cash and short term investments pledged for short sale and derivative obligations	8.3	1,244.2	829.3

	2,640.9	3,440.3	5,972.2
Subsidiary restricted cash and short term investments	(115.2)	(327.8)	(208.4)

	2,525.7	3,112.5	5,763.8

Notes to Consolidated Financial Statements
for the years ended December 31, 2008, 2007 and 2006
(in US$ and $millions except per share amounts and as otherwise indicated)

1.	Business Operations
Fairfax Financial Holdings Limited (“the company” or “Fairfax”) is a financial services holding company which, through its subsidiaries, is principally engaged in property and casualty insurance and reinsurance and the associated investment management.

2.	Summary of Significant Accounting Policies
The preparation of consolidated financial statements in accordance with Canadian generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods covered by the financial statements. The principal financial statement components subject to measurement uncertainty include other-than-temporary declines in the value of investments (note 3), the provision for claims (note 5), the allowance for unrecoverable reinsurance (note 7) and contingencies (note 13). Actual results may differ from the estimates used in preparing the consolidated financial statements.

Principles of consolidation
The consolidated financial statements include the accounts of the company and all of its subsidiaries at December 31, 2008:

Canadian Insurance

Northbridge Financial Corporation
(Northbridge)

U.S. Insurance

Crum & Forster Holdings Corp.
(Crum & Forster)

Asian Insurance

Fairfax Asia consists of:

Falcon Insurance Company Limited (Falcon)

First Capital Insurance Limited (First Capital)

ICICI Lombard General Insurance
Company Limited
(26.0% equity accounted interest) (ICICI Lombard)

Reinsurance

Odyssey Re Holdings Corp. (OdysseyRe)

Advent Capital (Holdings) PLC (Advent)

Group Re, which underwrites business in:

CRC (Bermuda) Reinsurance Limited (CRC (Bermuda))

Wentworth Insurance Company Ltd. (Wentworth)

Runoff

TIG Insurance Company (TIG)

Fairmont Specialty Group (Fairmont)

RiverStone Insurance (UK) Limited
(RiverStone (UK))

RiverStone Managing Agency

Syndicate 3500

nSpire Re Limited (nSpire Re)

Other

Hamblin Watsa Investment Counsel Ltd.
(Hamblin Watsa)
(investment management)

Ridley Inc. (Ridley) (animal nutrition)

All subsidiaries are wholly-owned except for OdysseyRe with a 70.4% interest (2007 – 61.0%; 2006 – 59.6%), Northbridge with a 63.6% interest (prior to its privatization in 2009 – refer to note 17) (2007 – 60.2%; 2006 – 59.2%), Advent with a 66.6% interest (2007 and 2006 – 44.5%) and Ridley with a 67.9% interest (2007 and 2006 – nil). Prior to the company acquiring control of Advent on September 11, 2008 pursuant to the transaction described in note 17, the company recorded its investment in Advent on the equity basis of accounting.

The company has investments in ICICI Lombard with a 26.0% interest (2007 and 2006 – 26.0%), Falcon Insurance PLC (“Falcon Thailand”) with a 24.9% interest (2007 – 24.9%; 2006 – nil) and the Cunningham Lindsey Group Limited operating companies (“the Cunningham Lindsey operating companies”) with a 45.7% interest (2007 –

FAIRFAX FINANCIAL HOLDINGS LIMITED

44.6%; 2006 – nil)) which are recorded on the equity basis of accounting. The company consolidated its 100.0% interest (2007 – 100.0%; 2006 – 81.0%) in the Cunningham Lindsey Group Inc. holding company (“Cunningham Lindsey”) until its sole asset being a 45.7% (2007 – 44.6%; 2006 – nil) interest in the Cunningham Lindsey operating companies was distributed upon liquidation into the ultimate parent company on December 5, 2008.

Investments
Financial assets are classified as held for trading, available for sale, held to maturity or loans and receivables. Financial liabilities are classified as held for trading or as other financial liabilities. Derivatives are classified as held for trading. The company’s management determines the appropriate classifications of investments in fixed income and equity securities at their acquisition date.

Held for trading – Held for trading financial assets and liabilities are purchased or incurred with the intention of generating profits in the near term (“classified as held for trading”) or are voluntarily so designated by the company (“designated as held for trading”). On initial recognition, the company generally designates financial instruments with embedded derivatives, as held for trading under the fair value option. Financial liabilities classified as held for trading comprise obligations related to securities sold but not yet purchased. Financial assets and liabilities and derivatives classified or designated as held for trading are carried at fair value in the consolidated balance sheet with realized and unrealized gains and losses recorded in net gains (losses) on investments in the consolidated statement of earnings and as an operating activity in the consolidated statement of cash flows. Dividends and interest earned net of interest incurred are included in the consolidated statement of earnings in interest and dividends and as an operating activity in the consolidated statement of cash flows in accounts receivable and other except for interest income from mortgage backed securities. Interest from mortgage backed securities is included in net gains (losses) on investments in the consolidated statement of earnings as these securities were acquired in a distressed market and as an operating activity in the consolidated statement of cash flows.

Available for sale – Non-derivative financial assets are classified as available for sale when they are intended to be held for long term profitability and are other than those classified as loans and receivables, held to maturity or held for trading. Except for equity securities that do not have quoted market values in an active market, which are carried at cost, these assets are carried at fair value with changes in unrealized gains and losses, including the foreign exchange component thereof, recorded in other comprehensive income (loss) (net of tax) until realized or impaired, at which time the cumulative gain or loss is reclassified to net gains (losses) on investments in the consolidated statement of earnings and as an operating activity in the consolidated statement of cash flows. The amount of gains or losses on securities reclassified out of accumulated other comprehensive income (loss) into net earnings is determined based on average cost. Interest and dividend income from available for sale securities, including amortization of premiums and accretion of discounts calculated using the effective interest method, are recorded in the consolidated statement of earnings in interest and dividends and as an operating activity in the consolidated statement of cash flows in accounts receivable and other and in bond discount amortization.

Held to maturity – Non-derivative financial assets that have a fixed maturity date, other than loans and receivables, for which the company has the intent and ability to hold to maturity or redemption are classified as held to maturity and reported at amortized cost. The company has not designated any financial assets as held to maturity.

Other than temporary impairments – At each reporting date, and more frequently when conditions warrant, management evaluates all available for sale (and if applicable, held to maturity) securities with unrealized losses to determine whether those unrealized losses are other than temporary and should be recognized in net earnings rather than accumulated other comprehensive income (loss). This determination is based on consideration of several factors including: (i) the length of time and extent to which the fair value has been less than its amortized cost; (ii) the severity of the impairment; (iii) the cause of the impairment and the financial condition and near-term prospects of the issuer; and (iv) the company’s intent and ability to hold the investment for a period of time sufficient to allow for any anticipated recovery of fair value. If management’s assessment indicates that the impairment in value is other than temporary, or the company does not have the intent or ability to hold the security until its fair value recovers, the security is written down to its fair value at the balance sheet date, and a loss is recognized in net gains (losses) on investments in the consolidated statement of earnings. Prior to January 1, 2007, when there was a decline in value of an investment that was determined to be other than temporary, such investments were written down to net realizable value with the charge recorded in net gain (losses) on investments in the consolidated statement of earnings.

Pricing – For traded securities, which comprise the majority of the company’s investment portfolio, quoted market value based on bid prices is considered to be fair value except for securities sold but not yet purchased which are recorded at ask price. For securities where market quotes are unavailable, the company uses estimation techniques to determine fair value including discounted cash flows, internal models that utilize observable market data to the extent possible or appropriate and comparisons with other securities that are substantially the same. The fair values of third party managed investment funds are based on the net asset values as advised by the funds. Short term investments comprise securities due to mature within one year from the date of purchase and are carried at fair value.

Recognition – The company accounts for the purchase and sale of securities using trade date accounting for purposes of both the consolidated balance sheet and the consolidated statement of earnings. Transactions pending settlement are reflected in the consolidated balance sheet in accounts receivable and other or in accounts payable and accrued liabilities.

Transaction costs related to financial assets and liabilities classified or designated as held for trading are expensed as incurred. Transaction costs related to available for sale financial assets and long term debt are capitalized to the cost of the asset or netted against the liability on initial recognition and are recorded in other comprehensive income (loss) or amortized in the consolidated statement of earnings, respectively.

Other – The equity method is used to account for investments in entities including corporations, limited partnerships and trusts in which the company is deemed to exercise significant influence. These investments are reported in investments, at equity in the consolidated balance sheet, with the company’s share of earnings (losses) including writedowns to reflect other than temporary impairment in the value of these investments reported in interest and dividends. Gains and losses realized on dispositions of equity method investments are included in net gains (losses) on investments. The company’s proportionate share of the other comprehensive income (loss) of its equity method investments is recorded in the corresponding line in the company’s consolidated statement of comprehensive income.

Derivative financial instruments
The company uses derivatives to mitigate financial risks arising principally from its investment holdings and recoverables. Derivatives that are not specifically designated or that do not meet the requirements for hedge accounting are carried at fair value on the consolidated balance sheet and changes in fair value are recorded in net gains (losses) on investments in the consolidated statement of earnings. All derivatives are monitored by the company for effectiveness in achieving their risk management objectives. The determination of fair value for the company’s derivative financial instruments where quoted market prices in active markets are unavailable is described in note 3. As at December 31, 2008, a consolidated subsidiary of the company whose functional currency is the pound sterling designated $56.3 of long term U.S. dollar debt to hedge its $56.3 U.S. dollar net investment in a self-sustaining foreign operation. During 2007 and 2006, the company did not designate any financial assets or liabilities (including derivatives) as accounting hedges.

Cash collateral received from or paid to counterparties as security for derivative contract assets or liabilities respectively is included in liabilities or assets in the consolidated balance sheet. Securities received from counterparties as collateral are not recorded as assets. Securities delivered to counterparties as collateral continue to be reflected as assets in the consolidated balance sheet as assets pledged for short sale and derivative obligations.

Cash and cash equivalents
Cash and cash equivalents consist of holding company and subsidiary cash and short term investments that are readily convertible into cash and have maturities of three months or less when purchased and exclude cash and short term investments that are restricted.

Loans and receivables and other financial liabilities
Loans and receivables and other financial liabilities are initially recognized at fair value and subsequently measured at amortized cost using the effective interest rate method. At each balance sheet date, the company assesses whether there is any objective evidence of impairment of financial assets classified as loans and receivables. A provision for impairment is established when such evidence provides reasonable assurance based on current information and events, that it is probable that the company will not collect all amounts due according to their original terms.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Insurance contracts
Revenue recognition – Premiums written are deferred as unearned premiums and recognized as revenue, net of premiums ceded, on a pro rata basis over the terms of the underlying policies. Certain reinsurance premiums are estimated at the individual contract level, based on historical patterns and experience from the ceding companies for contracts where reports from ceding companies for the period are not contractually due until after the balance sheet date. The cost of reinsurance purchased by the company (premiums ceded) is included in recoverable from reinsurers and is amortized over the contract period in proportion to the amount of insurance protection provided.

Provision for claims – Provisions for claims represent estimated claim and claim settlement costs of property and casualty insurance and reinsurance contracts with respect to losses that have occurred as of the balance sheet date. The provisions for loss and loss adjustment expenses are recorded at the estimated ultimate payment amounts, except that amounts arising from certain workers’ compensation business are discounted as discussed below. For insurance business, the provisions for claims are established by the case method as claims are reported. For reinsurance business, the provision for claims is based on reports and individual case estimates received from ceding companies. The estimates are regularly reviewed and updated as additional information becomes known and any resulting adjustments are included in the consolidated statement of net earnings in the period the adjustment is made. A provision is also made for management’s calculation of factors affecting the future development of claims including claims incurred but not reported (IBNR). The company utilizes generally accepted actuarial methodologies to determine provisions for claims on the basis of historical experience and the volume of business currently in force. Provisions for claims are reported in the consolidated statement of earnings after deducting amounts recoverable under reinsurance contracts.

The estimated liabilities for workers’ compensation claims that are determined to be fixed or determinable are carried in the consolidated balance sheet at discounted amounts. The company uses tabular reserving for such liabilities with standard mortality assumptions, and discounts such reserves using interest rates of 3.5% to 5.0%. The periodic discount accretion is included in the consolidated statement of earnings as a component of losses on claims.

Reinsurance – The company presents third party reinsurance balances in the consolidated balance sheet on a gross basis to indicate the extent of credit risk related to third party reinsurance and its obligations to policyholders. Net premiums earned and losses on claims are recorded in the consolidated statement of earnings net of amounts ceded to, and recoverable from, reinsurers. Unearned premiums are reported before reduction for business ceded to reinsurers and the reinsurers’ portion is classified with recoverable from reinsurers in the consolidated balance sheet along with the estimates of the reinsurers’ shares of provision for claims determined on a basis consistent with the related claims liabilities. Reinsurance contracts do not relieve the ceding company of its obligations to policyholders with respect to the underlying insurance and reinsurance contracts.

In order to control the company’s exposure to loss from adverse development of reserves or reinsurance recoverables on pre-acquisition reserves of companies acquired or from future adverse development on long tail latent or other potentially volatile claims, and to protect capital, the company has for certain acquisitions obtained vendor indemnities or purchased excess of loss reinsurance protection from reinsurers. For excess of loss reinsurance treaties (other than vendor indemnities), the company generally pays the reinsurer a premium as losses from adverse development are ceded under the treaty. The company records the premium charge (earned premiums ceded to reinsurers), commissions earned on ceded reinsurance premiums and the related reinsurance recovery (claims incurred ceded to reinsurers) in its consolidated statement of earnings in the period in which the adverse development is incurred and ceded to the reinsurer.

The company’s credit risk on reinsurance recoverables is analyzed by Riverstone. The Company’s reinsurance security department at Riverstone analyzes the recoverables of the company and is responsible for setting appropriate provisions for reinsurers suffering financial difficulties.

The provision for uncollectible reinsurance balances represents management’s estimate of specific credit-related losses, provisions for disputed and litigated balances, as well as losses that have been incurred but are not yet identifiable by individual reinsurer. The process for determining the provision involves quantitative and qualitative assessments using current and historical credit information and current market information. The process inherently requires the use of certain assumptions and judgements including: (i) assessing the probability of impairment (ii) estimating ultimate recovery rates of impaired reinsurers and, (iii) effects from potential offsets or collateral arrangements.

Changes in these assumptions or using other reasonable judgements can materially affect the provision level and thereby our net earnings.

Provisions for uncollectible reinsurance are recorded in the consolidated statement of earnings in the period in which the company determines that it is unlikely that the full amount or disputed amounts due from reinsurers are not collectible. When the probability of collection is remote either through liquidation of the reinsurer or settlement of the reinsurance balance, the uncollectible balance is written off from the provision account against the reinsurance balance.

Deferred premium acquisition costs – Certain costs of acquiring insurance premiums, consisting of brokers’ commissions and premium taxes are deferred and charged to income as the related premiums are earned. Deferred acquisition costs are limited to their estimated realizable value based on the related unearned premium, which considers anticipated losses and loss adjustment expenses and estimated remaining costs of servicing the business based on historical experience. The ultimate recoverability of deferred premium acquisition costs is determined without regard to investment income.

Business combinations, goodwill and other intangible assets
All business combinations are accounted for using the purchase method whereby the results of acquired companies are included only from the date of acquisition and divestitures are included up to the date of disposal. Identifiable intangible assets are recognized separately from goodwill and are included in goodwill and intangibles assets in the consolidated balance sheet. Goodwill represents the excess of the price paid for the business acquired over the fair value of the net identifiable assets acquired, and is assigned to the operating units of a reporting segment which is also defined by GAAP as the level of reporting at which goodwill is tested for impairment.

Goodwill is evaluated for impairment annually or more often if events or circumstances indicate there may be an impairment. If the carrying value of a reporting segment, including the allocated goodwill, exceeds its fair value, the amount of the goodwill impairment is measured as the excess of the carrying amount of the reporting segment’s allocated goodwill over the implied fair value of the goodwill, based on the fair value of the assets and liabilities of the reporting segment. Any goodwill impairment is charged to the consolidated statement of earnings in the period in which the impairment is identified. The estimate of fair value required for the impairment test is sensitive to the cash flow projections and the discount rate used in the valuation.

Income taxes
Future income taxes are calculated under the liability method. Future income taxes assets and liabilities are based on differences between the financial statement and tax bases of assets and liabilities at the current substantively enacted tax rates. Changes in future income tax assets and liabilities that are associated with components of other comprehensive income (loss) (primarily unrealized investment gains and losses) are charged or credited directly to other comprehensive income (loss). Otherwise, changes in future income taxes assets and liabilities are included in the provision for income taxes. Changes in future income taxes assets and liabilities attributable to changes in substantively enacted tax rates are charged or credited to provision for income tax expense in the period of enactment. A valuation allowance is established if it is more likely than not, all or some portion of, the benefits related to a future taxes asset will not be realized.

Pensions
For defined benefit pension and other retirement benefit plans, the benefit obligations, net of the fair value of plan assets adjusted for unrecognized items consisting of prior service costs, transitional assets and obligations and net actuarial gains and losses are accrued in the consolidated balance sheet. For each plan, the company has adopted the following policies:

(i)	Actuarial valuations of benefit liabilities for pension and post retirement benefit plans are performed as at December 31 of each year for all benefit plans using the projected benefit method prorated on service, based on management’s assumptions on the discount rate, rate of compensation increase, retirement age, mortality and the trend in the health care cost rate. The discount rate is determined by management with reference to market conditions at year end. Other assumptions are determined with reference to long-term expectations.

(ii)	Expected return on plan assets is calculated based on the fair value of those assets.

FAIRFAX FINANCIAL HOLDINGS LIMITED

(iii)	Actuarial gains (losses) arise from the difference between the actual long term rate of return and the expected long term rate of return on plan assets for that period or from changes in actuarial assumptions used to determine the benefit obligation. Only gains or losses in excess of 10% of the greater of the benefit obligations or the fair value of plan assets are amortized over the average remaining service period of active employees.

(iv)	Prior service costs arising from plan amendments are amortized on a straight line basis over the average remaining service period of employees active at the date of amendment.

(v)	When a restructuring of a benefit plan gives rise to both a curtailment and a settlement of obligations, the curtailment is accounted for prior to the settlement.

Translation of foreign currencies
Foreign currency transactions are translated into the functional currency of the company and its subsidiaries using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities are recognized in the consolidated statement of earnings except for unrealized foreign exchange gains and losses arising on monetary investments classified as available for sale. These unrealized gains and losses are recorded in other comprehensive income (loss) until realized, at which time the cumulative gain or loss is reclassified to net gains (losses) on investments in the consolidated statement of earnings.

Unrealized gains or losses arising as a result of the translation of the company’s foreign self-sustaining operations along with the effective portion of any hedges are reported as a component of other comprehensive income (loss) on an after-tax basis. Upon disposal or reduction of an interest in such investments, related accumulated net translation gains or losses are included in the consolidated statement of earnings.

Comprehensive income (loss)
Comprehensive income (loss) consists of net earnings and other comprehensive income (loss) and includes all changes in equity during a period, except for those resulting from investments by owners and distributions to owners. Unrealized gains and losses on financial assets classified as available for sale, unrealized foreign currency translation amounts arising from self-sustaining foreign operations, and changes in the fair value of the effective portion of cash flow hedging instruments on hedges of net investments in self-sustaining foreign operations are recorded in the consolidated statement of comprehensive income and included in accumulated other comprehensive income (loss) until recognized in the consolidated statement of earnings. Accumulated other comprehensive income (net of income taxes) is included on the consolidated balance sheet as a separate component of shareholders’ equity.

Animal nutrition products
Revenues from the sale of animal nutrition products are recognized when the price is fixed or determinable, collection is reasonably assured and the product has been shipped to the customer from the plant or facility. These revenues are recorded in Revenue – Other in the consolidated statement of earnings.

Inventories of $58.5 (2007 – nil) are included in Other assets in the consolidated balance sheet and are measured at the lower of cost or net realizable value on a first-in, first-out basis. Inventories are written down to net realizable value when the cost of inventories is estimated to be greater than the anticipated selling price.

Non-controlling interest
Non-controlling interest included $86.3 (2007 – $89.4) of non-cumulative Series A and Series B preferred shares issued by OdysseyRe which pay dividends at a rate of 8.125% per annum on Series A preferred shares and at a floating rate on Series B preferred shares.

Comparative figures
Certain prior year comparative figures have been reclassified to be consistent with the current year’s presentation.

Change in accounting policies
Current year
In October 2008, amendments were made to Canadian Institute of Chartered Accountants (“CICA”) Handbook Section 3855, Financial Instruments – Recognition and Measurement and Section 3862, Financial Instruments – Disclosure. These amendments permit companies to reclassify certain investments in debt or equity securities from the classification that requires fair value changes to be recognized immediately in net earnings to the available for sale classification; provided strict criteria are met. No such reclassifications have been effected by the company.

Prior year
Commencing January 1, 2007, the company adopted five new accounting standards that were issued by the Accounting Standards Board (“AcSB”) of the CICA: CICA Handbook Section 1530, Comprehensive Income; Section 3251, Equity; Section 3855, Financial Instruments – Recognition and Measurement; Section 3861, Financial Instruments – Disclosure and Presentation; and Section 3865, Hedges.

The main requirements of the standards and the related accounting policies subsequently adopted by the company are discussed throughout the investment policy note. The period ended prior to January 1, 2007 has not been restated as a result of implementing the new accounting standards, except that unrealized foreign currency translation gains or losses on net investments in self-sustaining operations were reclassified to accumulated other comprehensive income (loss). As a result of these changes, the company recorded net increases of $29.8 and $49.5 to the opening balances of retained earnings and accumulated other comprehensive income on January 1, 2007 respectively, principally to recognize the majority of the company’s investment portfolio at fair value. Unamortized debt issue costs of $28.2 were reclassified from other assets to long term debt.

The company’s financial assets and liabilities, other than for recoverable from reinsurers and provision for claims, are recorded in the consolidated balance sheet at fair value on initial recognition and subsequently are accounted for based on their classification as described in the relevant accounting policy note. Prior to the adoption of these accounting standards, the majority of the company’s financial assets and liabilities were recorded at cost or amortized cost. The methods used by the company in determining the fair value of financial instruments were unchanged as a result of implementing these new accounting standards.

On October 1, 2007, the company prospectively adopted three new accounting standards that were issued by the CICA: CICA Handbook Section 1535, Capital Disclosures; Section 3862 Financial Instruments – Disclosures; and Section 3863, Financial Instruments – Presentation. Section 1535 requires the disclosure of information on the company’s capital resources and how they are managed. Sections 3862 and 3863 enhance the disclosure requirements for financial instruments (the presentation requirements remain unchanged) by expanding the disclosure of information on the nature and extent of risks arising from financial instruments and how those risks are managed. The company adopted Section 3862 and Section 3863 to replace Section 3861 – Financial Instruments – Disclosure and Presentation which was adopted on January 1, 2007.

Accounting pronouncements to be adopted in the future
Goodwill and intangible assets
In November 2007, the AcSB issued CICA Handbook Section 3064, Goodwill and Intangible Assets, which replaced Section 3062, Goodwill and Other Intangible Assets and Section 3450, Research and Development Costs. Section 3064 establishes standards for the recognition, measurement and disclosure of goodwill and intangible assets. Requirements pertaining to goodwill are unchanged from the previous Section 3062. Section 3064 is effective for the company on January 1, 2009. The adoption of this standard is not expected to have a significant impact on the company’s consolidated financial position or results of operations.

Business combinations and non-controlling interest
In January 2009, the AcSB issued Handbook Section 1582, Business Combinations, Section 1601, Consolidated Financial Statements and Section 1602, Non-Controlling Interests, which replaces Section 1581, Business Combinations and Section 1600, Consolidated Financial Statements. Section 1582 retains the fundamental requirements of Section 1581 to identify an acquirer and to use the acquisition method of accounting for each business combination. This new standard requires: measurement of share consideration issued at fair value at the acquisition date; recognition of contingent consideration at fair value at the date of acquisition with subsequent changes in fair value generally reflected in net earnings; and the acquirer to expense acquisition-related costs as incurred. A non-

FAIRFAX FINANCIAL HOLDINGS LIMITED

controlling interest may be measured at fair value or at the proportionate share of identifiable net assets. Under current Canadian GAAP, a non-controlling interest is recorded at the proportionate share of the carrying value of the acquiree. Section 1602 provides guidance on the treatment of a non-controlling interest after acquisition in a business combination. This new standard requires: a non-controlling interest to be presented clearly in equity, but separately from the parent’s equity; the amount of consolidated net income attributable to the parent and to a non-controlling interest be clearly identified and presented on the consolidated statement of income; and accounting for changes in ownership interests of a subsidiary that do not result in a loss of control as an equity transaction. Section 1601 carries forward existing guidance on aspects of the preparation of consolidated financial statements subsequent to the acquisition date other than that pertaining to a non-controlling interest.

These three new sections apply to the company’s consolidated financial statements effective January 1, 2011 with earlier adoption permitted. The company is currently evaluating the impact of adopting these three new sections on its consolidated financial position and results of operations.

International Financial Reporting Standards (“IFRS”)
In February 2008, the AcSB confirmed that Canadian GAAP for publicly accountable enterprises will be converged with IFRS effective in calendar year 2011. IFRS uses a conceptual framework similar to Canadian GAAP, but there are significant differences in recognition, measurement and disclosures. The company will change over to IFRS for its interim and annual financial statements beginning on January 1, 2011 and is currently evaluating the impact of adopting IFRS on its financial position and results of operations.

3.	Cash and Investments

Cash and short term investments, marketable securities, portfolio investments and short sale and derivative contracts by financial instrument classification are shown in the table below:

	December 31, 2008					December 31, 2007
	Classified	Designated	Classified			Classified	Designated	Classified
	as	as	as		Total	as	as	as		Total
	held for	held for	available		carrying	held for	held for	available		carrying
	trading	trading	for sale	Other	value	trading	trading	for sale	Other	value
Holding company:
Cash and short term investments	275.4	–	521.1	–	796.5	31.3	–	413.0	–	444.3
Assets pledged for short sale and derivative obligations – cash and short term investments	18.4	–	1.3	–	19.7	–	–	–	–	–
Bonds	–	216.6	12.2	–	228.8	–	17.6	12.2	–	29.8
Preferred stocks	–	–	12.1	–	12.1	–	–	–	–	–
Common stocks	–	–	424.3	–	424.3	–	–	235.0	–	235.0
Derivatives	82.8	–	–	–	82.8	262.7	–	–	–	262.7

	376.6	216.6	971.0	–	1,564.2	294.0	17.6	660.2	–	971.8
Short sale and derivative obligations	(9.2)	–	–	–	(9.2)	(8.4)	–	–	–	(8.4)

	367.4	216.6	971.0	–	1,555.0	285.6	17.6	660.2	–	963.4

Portfolio investments:
Cash and short term investments	2,338.8	355.2	2,814.5	–	5,508.5	2,164.8	–	1,053.3	–	3,218.1
Bonds	–	4,463.3	3,962.5	–	8,425.8	–	1,215.9	8,834.0	–	10,049.9
Preferred stocks	–	–	38.2	–	38.2	–	–	19.9	–	19.9
Common stocks	–	80.7	3,736.2	–	3,816.9	–	–	2,617.5	–	2,617.5
Investments, at equity	–	–	–	219.3	219.3	–	–	–	408.0	408.0
Derivatives	372.7	–	–	–	372.7	950.7	–	–	–	950.7
Other invested assets	–	–	–	25.3	25.3	–	–	–	28.9	28.9

	2,711.5	4,899.2	10,551.4	244.6	18,406.7	3,115.5	1,215.9	12,524.7	436.9	17,293.0

Assets pledged for short sale and derivative obligations:
Cash and short term investments	8.3	–	–	–	8.3	1,244.2	–	121.9	–	1,366.1
Bonds	–	–	–	–	–	–	–	432.6	–	432.6

	8.3	–	–	–	8.3	1,244.2	–	554.5	–	1,798.7

	2,719.8	4,899.2	10,551.4	244.6	18,415.0	4,359.7	1,215.9	13,079.2	436.9	19,091.7

Short sale and derivative obligations	(20.2)	–	–	–	(20.2)	(1,054.4)	–	–	–	(1,054.4)

	2,699.6	4,899.2	10,551.4	244.6	18,394.8	3,305.3	1,215.9	13,079.2	436.9	18,037.3

Restricted cash and cash equivalents of $115.2 (2007 – $327.8) are included in cash and short term investments and in assets pledged for short sale and derivative obligations in portfolio investments, with $3.9 (2007 – $221.3) pledged as collateral for derivative positions and the remainder consisting primarily of amounts pledged to the Society and Council of Lloyd’s (“Lloyd’s”) to support the underwriting capacity of subsidiaries’ Lloyd’s syndicates.

In addition to the amounts disclosed in note 13, the company’s subsidiaries have pledged cash and investments of $2.3 billion (2007 – $2.2 billion) inclusive of trust funds and regulatory deposits as security for their own obligations to pay claims or make premium payments (these pledges are either direct or to support letters of credit). These pledges are in the normal course of business and are generally released when the payment obligation is fulfilled.

Included in investments, at equity and common stocks designated as held for trading are investments in certain limited partnerships with a carrying value of $62.2 (2007 – $186.0) and $80.7 (2007 – nil) respectively.

The carrying value of investments by type of issuer designated as held for trading and classified as available for sale, including gross unrealized gains and losses for available for sale investments are analyzed as follows:

December 31, 2008

					Designated
	Available for sale				as held
	Cost or	Gross	Gross		for trading	Total
	amortized	unrealized	unrealized	Carrying	Carrying	carrying
	cost	gains	losses	value	value	value

Holding company:
Short term investments:(1)
Canadian government	136.7	–	(1.4)	135.3	–	135.3
U.S. treasury	387.1	–	–	387.1	–	387.1

	523.8	–	(1.4)	522.4	–	522.4

Bonds:
U.S. treasury	12.0	–	–	12.0	–	12.0
U.S. states and municipalities	–	–	–	–	88.0	88.0
Corporate and other	0.4	–	(0.2)	0.2	109.7	109.9
Mortgage backed securities	–	–	–	–	18.9	18.9

	12.4	–	(0.2)	12.2	216.6	228.8

Preferred stocks:
Canadian	11.8	0.3	–	12.1	–	12.1

	11.8	0.3	–	12.1	–	12.1

Common stocks:
Canadian	58.4	–	(11.1)	47.3	–	47.3
U.S.	397.2	12.4	(56.8)	352.8	–	352.8
Other	20.0	4.2	–	24.2	–	24.2

	475.6	16.6	(67.9)	424.3	–	424.3

Portfolio investment:
Short term investments:
Canadian government	196.9	–	(0.1)	196.8	2.8	199.6
U.S. treasury	2,307.9	–	(3.4)	2,304.5	255.8	2,560.3
Other government	297.1	16.1	–	313.2	96.6	409.8

	2,801.9	16.1	(3.5)	2,814.5	355.2	3,169.7

Bonds:
Canadian government	928.1	57.0	–	985.1	741.2	1,726.3
U.S. treasury	739.2	140.4	–	879.6	93.4	973.0
U.S. states and municipalities	999.7	12.7	(32.7)	979.7	3,036.9	4,016.6
Other government	856.8	24.3	(66.6)	814.5	38.9	853.4
Corporate and other	315.0	7.2	(18.6)	303.6	420.1	723.7
Mortgage backed securities	–	–	–	–	132.8	132.8

	3,838.8	241.6	(117.9)	3,962.5	4,463.3	8,425.8

Preferred stocks:
Canadian	10.2	–	–	10.2	–	10.2
U.S.	0.6	–	(0.5)	0.1	–	0.1
Other	30.4	–	(2.5)	27.9	–	27.9

	41.2	–	(3.0)	38.2	–	38.2

Common stocks:
Canadian	535.8	43.6	(66.4)	513.0	–	513.0
U.S.	2,731.1	95.8	(250.9)	2,576.0	46.3	2,622.3
Other	616.5	44.2	(13.5)	647.2	34.4	681.6

	3,883.4	183.6	(330.8)	3,736.2	80.7	3,816.9

(1)	Includes $1.3 of short term investments included in assets pledged for short sale and derivative obligations.

FAIRFAX FINANCIAL HOLDINGS LIMITED

December 31, 2007

					Designated
	Available for sale				as held
	Cost or	Gross	Gross		for trading	Total
	amortized	unrealized	unrealized	Carrying	Carrying	carrying
	cost	gains	losses	value	value	value

Holding company:
Short term investments:
U.S. treasury	413.0	–	–	413.0	–	413.0

	413.0	–	–	413.0	–	413.0

Bonds:
U.S. treasury	12.0	0.2	–	12.2	–	12.2
Corporate and other	–	–	–	–	17.6	17.6

	12.0	0.2	–	12.2	17.6	29.8

Common stocks:
Canadian	30.3	3.2	(0.2)	33.3	–	33.3
U.S.	177.4	3.7	(8.9)	172.2	–	172.2
Other	29.1	0.4	–	29.5	–	29.5

	236.8	7.3	(9.1)	235.0	–	235.0

Portfolio investment:
Short term investments:
Canadian government	87.7	0.9	–	88.6	–	88.6
U.S. treasury	863.1	–	(1.8)	861.3	–	861.3
Other government	103.4	–	–	103.4	–	103.4

	1,054.2	0.9	(1.8)	1,053.3	–	1,053.3

Bonds:
Canadian government	1,325.0	60.3	(0.4)	1,384.9	904.1	2,289.0
U.S. treasury	6,020.6	45.0	(76.3)	5,989.3	–	5,989.3
U.S. states and municipalities	185.7	6.5	(0.3)	191.9	–	191.9
Other government	990.1	60.0	(7.8)	1,042.3	–	1,042.3
Corporate and other	234.4	–	(8.8)	225.6	311.8	537.4

	8,755.8	171.8	(93.6)	8,834.0	1,215.9	10,049.9

Preferred stocks:
Canadian	12.8	–	–	12.8	–	12.8
U.S.	2.1	–	(0.9)	1.2	–	1.2
Other	5.9	–	–	5.9	–	5.9

	20.8	–	(0.9)	19.9	–	19.9

Common stocks:
Canadian	682.7	143.5	(20.7)	805.5	–	805.5
U.S.	1,276.5	98.4	(69.4)	1,305.5	–	1,305.5
Other	355.7	154.7	(3.9)	506.5	–	506.5

	2,314.9	396.6	(94.0)	2,617.5	–	2,617.5

Assets pledged for short sale and derivative obligations:
Short term investments:
Canadian government	53.6	–	–	53.6	–	53.6
U.S. treasury	68.3	–	–	68.3	–	68.3

	121.9	–	–	121.9	–	121.9

Bonds:
Canadian government	2.0	–	–	2.0	–	2.0
U.S. treasury	432.8	–	(2.2)	430.6	–	430.6

	434.8	–	(2.2)	432.6	–	432.6

Bonds designated as held for trading and classified as available for sale are summarized by the earliest contractual maturity date in the table below. Actual maturities may differ from maturities shown below due to the existence of call and put features. At December 31, 2008, securities containing call and put features represented approximately $4,358.2 and $950.1, respectively (2007 – $49.5 and $1,532.9, respectively) of the total fair value of bonds in the table below.

	December 31, 2008		December 31, 2007
	Amortized	Fair	Amortized	Fair
	cost	value	cost	value

Due in 1 year or less	804.7	825.7	382.1	393.6
Due after 1 year through 5 years	2,048.0	1,567.0	2,939.5	2,992.9
Due after 5 years through 10 years	5,099.5	5,235.4	2,493.6	2,542.2
Due after 10 years	943.6	1,026.5	4,625.4	4,583.6

	8,895.8	8,654.6	10,440.6	10,512.3

Effective interest rate		5.5%		4.2%

The calculation of the effective interest rate of 5.5% in 2008 is on a pre-tax basis and does not give effect to the favourable tax treatment which the company expects to receive with respect to its bond investments of approximately $4.1 billion in U.S. states and municipalities.

The number of continuous months in which available for sale securities excluding short term investments had gross unrealized losses is as follows:

December 31, 2008

	Less than 12 Months			Greater than 12 Months			Total
		Gross			Gross			Gross
	Fair	unrealized	Number of	Fair	unrealized	Number of	Fair	unrealized	Number of
	value	losses	securities	value	losses	securities	value	losses	securities

Bonds:
U.S. states and municipalities	541.1	(32.7)	30	–	–	–	541.1	(32.7)	30
Other government	327.1	(66.6)	8	–	–	–	327.1	(66.6)	8
Corporate and other	127.7	(18.8)	8	–	–	–	127.7	(18.8)	8

	995.9	(118.1)	46	–	–	–	995.9	(118.1)	46

Preferred stocks:
U.S.	0.1	(0.5)	2	–	–	–	0.1	(0.5)	2
Other	27.9	(2.5)	4	–	–	–	27.9	(2.5)	4

	28.0	(3.0)	6	–	–	–	28.0	(3.0)	6

Common stocks:
Canadian	303.3	(77.5)	5	–	–	–	303.3	(77.5)	5
U.S.	1,214.6	(307.7)	13	–	–	–	1,214.6	(307.7)	13
Other	284.3	(13.5)	20	–	–	–	284.3	(13.5)	20

	1,802.2	(398.7)	38	–	–	–	1,802.2	(398.7)	38

	2,826.1	(519.8)	90	–	–	–	2,826.1	(519.8)	90

December 31, 2007

	Less than 12 Months			Greater than 12 Months			Total
		Gross			Gross			Gross
	Fair	unrealized	Number of	Fair	unrealized	Number of	Fair	unrealized	Number of
	value	losses	securities	value	losses	securities	value	losses	securities

Bonds:
Canadian government	–	–	–	136.7	(0.4)	1	136.7	(0.4)	1
U.S. treasury	1,715.0	(3.9)	10	2,255.1	(74.6)	7	3,970.1	(78.5)	17
U.S. states and municipalities	10.3	(0.1)	4	22.4	(0.2)	6	32.7	(0.3)	10
Other government	303.8	(7.8)	3	–	–	–	303.8	(7.8)	3
Corporate and other	136.6	(8.8)	8	–	–	–	136.6	(8.8)	8

	2,165.7	(20.6)	25	2,414.2	(75.2)	14	4,579.9	(95.8)	39

Preferred stocks:
U.S.	0.5	(0.9)	1	–	–	–	0.5	(0.9)	1

Common stocks:
Canadian	426.6	(20.9)	11	–	–	–	426.6	(20.9)	11
U.S.	655.0	(78.3)	8	–	–	–	655.0	(78.3)	8
Other	23.0	(3.9)	17	–	–	–	23.0	(3.9)	17

	1,104.6	(103.1)	36	–	–	–	1,104.6	(103.1)	36

	3,270.8	(124.6)	62	2,414.2	(75.2)	14	5,685.0	(199.8)	76

FAIRFAX FINANCIAL HOLDINGS LIMITED

At each reporting date, and more frequently when conditions warrant, management evaluates all available for sale (and if applicable, held to maturity) securities with unrealized losses to determine whether those unrealized losses are other than temporary and should be recognized in net earnings rather than in accumulated other comprehensive income (loss). If management’s assessment indicates that the impairment in value is other than temporary, or the company does not have the intent or ability to hold the security until its fair value recovers, the security is written down to its fair value at the balance sheet date, and a loss is recognized in net gains (losses) on investments in the consolidated statement of earnings. As a result, net gains on investments include $996.4 (2007- $102.6) of provisions for other than temporary impairment related to securities with unrealized losses at December 31, 2008. After such provisions, the unrealized losses on such securities at December 31, 2008 were $398.7 (2007 – $103.1), $3.0 (2007 – $0.9) and $118.1 (2007 – $95.8) with respect to common stocks, preferred stocks and debt securities respectively.

As of December 31, 2008, the company had investments in bonds in or near default (where the issuer has missed payment of principal or interest or entered bankruptcy) with a fair value of $26.1 (2007 – $27.8).

The company is responsible for determining the fair value of its investment portfolio by utilizing market driven fair value measurements obtained from active markets where available, by considering other observable and unobservable inputs and by employing valuation techniques which make use of current market data. Considerable judgment may be required in interpreting market data used to develop the estimates of fair value. Accordingly, the estimates presented in these consolidated financial statements are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value. The company uses a fair value hierarchy to categorize the inputs used in valuation techniques to measure fair value. A description of the inputs used in the valuation of financial instruments is summarized as follows:

1.	Quoted prices in active markets for identical instrument – Inputs represent unadjusted quoted prices for identical instruments exchanged in active markets. The fair value of the majority of the company’s preferred and common stocks and positions in securities sold but not yet purchased (including in prior periods, the S&P 500 index based Standard and Poor’s Depository receipts (“SPDRs”) short position) are determined based on quoted prices in active markets obtained from external pricing sources.

2.	Significant other observable inputs – Inputs include directly or indirectly observable inputs other than quoted prices for identical instruments exchanged in active markets. These inputs include quoted prices for similar instruments exchanged in active markets; quoted prices for identical or similar instruments exchanged in inactive markets; inputs other than quoted prices that are observable for the instruments, such as interest rates and yield curves, volatilities, prepayment speeds, loss severities, credit risks and default rates where available; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

The company’s investments in government securities (including federal, state, provincial and municipal bonds), corporate securities, private placements and infrequently traded securities are priced using publicly traded, over-the-counter prices or broker-dealer quotes which are based on market observable inputs. Observable inputs such as benchmark yields, reported trades, broker-dealer quotes, issuer spreads and bids are available for these investments.

The fair value of derivatives such as total return swaps, equity index total return swaps and S&P index call options are based on broker-dealer quotes. To assess the reasonableness of pricing received from broker-dealers, the company compares the fair values supplied by broker-dealers to industry accepted valuation models, to observable inputs such as credit spreads and discount rates and to recent transaction prices for similar assets where available.

Derivative assets as at December 31, 2008 includes $415.0 (2007 - $1,119.1) related to the fair value of credit default swaps. The fair values of credit default swaps are based principally on third party broker-dealer quotes which are based on market observable inputs with current market spreads being the primary observable input. In addition, the company assesses the reasonableness of the fair values obtained from these providers by comparing these fair values to values produced using individual issuer credit default swap yield curves, by referencing them to movements in credit spreads and by comparing them to recent market transaction prices for similar credit default swaps where available. The fair values of credit default swaps are subject to significant volatility arising from the potential differences in the perceived risk of default of the underlying issuers, movements in credit spreads and the length of time to the contracts’ maturity.

The company has investments of $463.1 (2007 – $262.7) in certain private placement convertible debt which has been designated as held for trading. The fair value of this debt is determined based on industry accepted valuation models which are sensitive to certain assumptions, specifically share price volatility and credit spreads of the issuer.

3.	Significant unobservable inputs – Inputs include unobservable inputs used in the measurement of financial instruments. Management is required to use its own assumptions regarding unobservable inputs as there is little, if any, market activity in these assets or liabilities or related observable inputs that can be corroborated at the measurement date. Unobservable inputs require management to make certain projections and assumptions about the information that would be used by market participants in pricing assets or liabilities. To verify pricing, the company assesses the reasonability of the fair values by comparing to industry accepted valuation models, to movements in credit spreads and to recent transaction prices for similar assets where available.

The extent of the company’s use of quoted market prices, internal models using observable market information as inputs and internal models without observable market information as inputs in the valuation of securities as at December 31, 2008 were as follows:

			Significant
	Total fair		other	Significant
	value asset	Quoted	observable	unobservable
	(liability)	prices	inputs	inputs

Cash and short term investments	6,333.0	6,303.9	29.1	–
Bonds	8,654.6	–	8,488.0	166.6
Preferred stocks(1)	38.2	10.1	28.1	–
Common stocks(1)	4,064.1	3,816.7	243.6	3.8
Derivatives and other invested assets	480.8	39.4	441.4	–
Short sale and derivative obligations	(29.4)	(20.2)	(9.2)	–

Portfolio investments measured at fair value – ($)	19,541.3	10,149.9	9,221.0	170.4

– (%)	100.0%	51.9%	47.2%	0.9%

(1)	Excluded from these totals are available for sale investments of $12.1 and $177.1 in preferred stocks and partnership trusts respectively which are carried at cost as they do not have quoted market values in active markets.

The fair value of the company’s investments determined through use of internal models without observable market information as inputs (approximately 0.9% of total investment portfolio required to be measured at fair value) include mortgage backed securities that were purchased during 2008, at deep discounts to par, and had a fair value of $151.7 at December 31, 2008. These securities are valued using an internal discounted cash flow model. The cash flow model incorporates actual cash flows on the mortgage backed securities through the current period and projects the remaining cash flows from the underlying mortgages, using a number of assumptions and inputs that are based on the security specific collateral. The assumptions to which the model is sensitive include default, prepayment and recovery rates. The company assesses the reasonableness of the values of these securities by comparing to recent transaction prices for similar assets where available.

A net loss at December 31, 2008 of $29.2 (2007 – nil) representing the change in fair value of the company’s investments (principally mortgage backed securities purchased during 2008 at a deep discount to par) priced through the use of internal models without observable market information as inputs was recognized in the consolidated statement of earnings. The change in fair value of $29.2 was offset by the receipt of $44.9 of interest and return of capital during the period.

FAIRFAX FINANCIAL HOLDINGS LIMITED

A reconciliation of financial instruments measured at fair value on a recurring basis with the use of significant unobservable inputs from January 1, 2008 to December 31, 2008 follows:

		Common
	Bonds	stocks

Balance at January 1, 2008	23.3	10.6
Net gains (losses) included in the consolidated statement of earnings	(37.4)	7.9
Net purchases (sales)	180.7	(12.2)
Transfer out of category	–	(2.5)

Balance at December 31, 2008	166.6	3.8

Investment Income

An analysis of investment income for the years ended December 31 as follows:

	2008
	Classified as	Designated as	Classified as
	held for	held for	available
	trading	trading	for sale	Other	Total

Interest income:
Cash and short term investments	100.4	–	30.8	–	131.2
Bonds	–	81.9	372.7	–	454.6
Derivatives and other	14.8	–	–	6.4	21.2

	115.2	81.9	403.5	6.4	607.0

Dividends:
Preferred stocks	–	–	1.5	–	1.5
Common stocks	–	–	74.5	–	74.5

	–	–	76.0	–	76.0

Losses from investments, at equity	–	–	–	(49.4)	(49.4)
Expenses		–	–	(7.2)	(7.2)

	115.2	81.9	479.5	(50.2)	626.4

Net gains (losses) on investments:
Bonds:
Gains	–	–	651.8	–	651.8
Losses	–	(356.1)	(22.0)	–	(378.1)

	–	(356.1)	629.8	–	273.7

Preferred stocks:
Gains	–	–	3.0	–	3.0
Losses	–	–	–	–	–

	–	–	3.0	–	3.0

Common stocks:
Gains	–	–	44.0	–	44.0
Losses	–	(20.8)	(2.6)	–	(23.4)

	–	(20.8)	41.4	–	20.6

Financial instruments classified as held for trading	3,433.6	–	–	–	3,433.6
Foreign currency gains (losses) on cash, cash equivalents and short term investments	(75.7)	71.8	(7.3)	–	(11.2)
Foreign currency translation loss on disposition of investee company	–	–	–	(24.9)	(24.9)
Other	–	1.2	–	20.9	22.1
Other than temporary impairments of investments	–	–	(996.4)	–	(996.4)

	3,357.9	(303.9)	(329.5)	(4.0)	2,720.5

	3,473.1	(222.0)	150.0	(54.2)	3,346.9

	2007					2006
	Classified as	Designated as	Classified as
	held for	held for	available
	trading	trading	for sale	Other	Total	Total

Interest income:
Cash and short term investments	182.8	–	29.6	–	212.4	268.6
Bonds	–	47.4	399.4	–	446.8	356.4
Derivatives and other	20.8	–	–	–	20.8	(14.8)

	203.6	47.4	429.0	–	680.0	610.2

Dividends:
Preferred stocks	–	–	1.2	–	1.2	0.7
Common stocks	–	–	80.5	–	80.5	71.9

	–	–	81.7	–	81.7	72.6

Earnings from investments, at equity	–	–	–	7.7	7.7	78.0
Expenses	–	–	–	(8.4)	(8.4)	(14.3)

	203.6	47.4	510.7	(0.7)	761.0	746.5

Net gains (losses) on investments:
Bonds:
Gains	–	–	93.7	–	93.7	216.3
Losses	–	(42.0)	(1.0)	–	(43.0)	(7.3)

	–	(42.0)	92.7	–	50.7	209.0

Preferred stocks:
Gains	–	–	–	–	–	1.6
Losses	–	–	–	–	–	–

	–	–	–	–	–	1.6

Common stocks:
Gains	–	–	158.2	–	158.2	799.4
Losses	–	–	(17.7)	–	(17.7)	(4.3)

	–	–	140.5	–	140.5	795.1

Investments, at equity	–	–	–	220.5	220.5	–
Financial instruments classified as held for trading	1,274.7	–	–	–	1,274.7	(251.0)
Foreign currency gains (losses) on cash, cash equivalents and short term investments	24.0	–	–	–	24.0	72.6
Repurchase of debt	–	–	–	1.8	1.8	(15.7)
Secondary offerings – OdysseyRe	–	–	–	–	–	69.7
Other	–	–	–	40.0	40.0	(8.2)
Other than temporary impairments of investments	–	–	(102.6)	(10.2)	(112.8)	(37.8)

	1,298.7	(42.0)	130.6	252.1	1,639.4	835.3

	1,502.3	5.4	641.3	251.4	2,400.4	1,581.8

The net losses on investments, in bonds designated as held for trading of $356.1 (2007 – $42.0) are principally unrealized losses on bonds with embedded derivatives where changes in fair value are recorded through the consolidated statement of earnings.

Earnings from investments, at equity includes a provision of nil (2007– $37.4; 2006 – nil) for other than temporary impairments. In 2007, the other than temporary impairment of $37.4 related to the company’s investment in Advent. Included in net gains on investments – other are dilution losses of nil (2007 – $8.0; 2006 – $8.1) and dilution gains of nil (2007 – $1.2; 2006 – $15.8), related to changes in the company’s proportional ownership in certain of its consolidated and equity accounted investments.

On June 13, 2007, the company and its subsidiaries completed the sale of all of their 26.1% interest in Hub International Limited (“Hub”) for cash proceeds of $41.50 per share. The sale of 10.3 million Hub shares held by the company and its subsidiaries resulted in cash proceeds of $428.5 and a net gain on investment before income taxes and non-controlling interests of $220.5.

FAIRFAX FINANCIAL HOLDINGS LIMITED

The following table summarizes the impact of investments classified or designated as held for trading on net gains (losses) on investments included in the consolidated statement of earnings. Other is primarily comprised of warrants, foreign exchange forward contracts and futures contracts. Common stock and equity index short positions includes positions in securities sold but not yet purchased, total return swaps and equity index call options.

					Designated as
	Classified as held for trading				held for trading
	Common
	stock and	Credit
	equity index	default				Common
	short positions	swaps	Other	Total	Bonds	stocks

For the year ended December 31, 2008
Inception-to-date realized gains (losses) on positions closed in the year	1,989.9	1,802.9	62.5	3,855.3	(2.1)	–
Reversal of mark-to-market (gains) losses recognized in prior periods on positions closed in the year	89.9	(750.6)	2.9	(657.8)	0.1	–
Mark-to-market gains (losses) arising on positions remaining open at year end	(0.2)	238.2	(1.9)	236.1	(354.1)	(20.8)

Net gains (losses)	2,079.6	1,290.5	63.5	3,433.6	(356.1)	(20.8)

For the year ended December 31, 2007
Inception-to-date realized gains (losses) on positions closed in the year	106.0	173.6	(1.4)	278.2	19.1	–
Reversal of mark-to-market (gains) losses recognized in prior periods on positions closed in the year	(15.9)	11.1	(2.1)	(6.9)	(12.6)	–
Mark-to-market gains (losses) arising on positions remaining open at year end	52.9	960.3	(9.8)	1,003.4	(48.5)	–

Net gains (losses)	143.0	1,145.0	(13.3)	1,274.7	(42.0)	–

For the year ended December 31, 2006
Inception-to-date realized gains (losses) on positions closed in the year	(162.0)	–	(12.1)	(174.1)	–	–
Reversal of mark-to-market (gains) losses recognized in prior periods on positions closed in the year	69.1	–	4.0	73.1	–	–
Mark-to-market gains (losses) arising on positions remaining open at year end	(65.8)	(83.5)	(0.7)	(150.0)	–	–

Net gains (losses)	(158.7)	(83.5)	(8.8)	(251.0)	–	–

4.	Securities Sold but not yet Purchased and Derivative Transactions

The following table provides the notional and fair value of the company’s derivative instruments and securities sold but not yet purchased. The fair value of derivatives in a gain position are presented on the consolidated balance sheet in derivatives and other invested assets in portfolio investments and in cash, short term investments and marketable securities of the holding company. The fair value of derivatives in a loss position and obligations to purchase securities sold short are presented on the consolidated balance sheet in short sale and derivative obligations.

	December 31, 2008				December 31, 2007
		Notional	Fair value			Notional	Fair value
	Cost	value	Assets	Liabilities	Cost	value	Assets	Liabilities

Securities sold short
SPDRs	–	–	–	–	819.7	–	–	975.4
Common stock	–	–	–	–	74.8	–	–	72.8
Short positions effected by equity contracts
Equity index total return swaps	–	–	–	–	–	1,629.8	59.5	6.8
Equity total return swaps	–	1.3	–	–	–	247.0	19.2	3.8
S&P 500 index call options	0.1	518.4	–	–	3.6	2,480.0	0.3	–
Credit contracts
Credit default swaps	161.5	8,873.0	415.0	–	340.0	18,539.2	1,119.1	–
Warrants	19.2	342.6	0.6	–	20.5	418.2	15.3	–
Other	–	–	39.9	29.4	–	–	–	4.0

Total			455.5	29.4			1,213.4	1,062.8

During the second quarter of 2008, the company closed its previous short positions in SPDRs and listed common stocks and substantially replaced these investments with the equity index total return swaps and equity total return swaps. During the fourth quarter of 2008, as a result of the very significant decline of the equity markets, the company closed out its synthetic short position in various global equity indices and listed common stocks, realizing net pre-tax gains of $1,272.0 and $714.0 respectively for the year ended December 31, 2008.

At December 31, 2008, the fair value included in portfolio investments for assets pledged as collateral for derivative contracts was $8.3 (2007 - $1,798.7, including assets pledged for obligations to purchase securities sold), of which $3.9 (2007 – $221.3) was restricted cash; the remainder of the assets, although pledged, may be substituted with similar assets. The closing of total return swaps and short positions during 2008 resulted in the release of a significant portion of collateral formerly pledged in support of those obligations.

The company has credit default swaps, referenced to various issuers in the banking, mortgage and insurance sectors of the financial services industry, which serve as an economic hedge against declines in the fair value of the company’s financial assets. These credit default swaps have a remaining average life of 3.3 years (2007 – 4.0 years) and a notional amount and fair value as shown in the table above. During 2008, the company sold $11,629.8 (2007 – $965.5; 2006 – nil) notional amount of credit default swaps for proceeds of $2,048.7 (2007 – $199.3; 2006 – nil) and recorded net gains on sale of $1,052.3 (2007 – $184.7; 2006 – nil) and net mark-to-market gains of $238.2 (2007 – $960.3; 2006 – net mark-to-market losses of $83.5).

A maturity analysis of the credit default swaps is presented in the following table:

	December 31, 2008		December 31, 2007
	Notional value	Fair value	Notional value	Fair value

Expiring in 1 year or less	60.0	2.1	647.0	7.2
Expiring after 1 year through 5 years	7,208.8	315.6	12,152.1	741.7
Expiring after 5 years through 10 years	1,604.2	97.3	5,740.1	370.2

	8,873.0	415.0	18,539.2	1,119.1

FAIRFAX FINANCIAL HOLDINGS LIMITED

The company endeavours to limit counterparty risk through the terms of agreements negotiated with the counterparties to its total return swap and credit default swap contracts, pursuant to which the counterparties to these transactions are contractually required to deposit cash or government securities in collateral accounts for the benefit of the company in amounts related to the then current fair value of the credit default swaps. The fair value of this collateral at December 31, 2008, all of which consists of government securities, is $285.1 (2007- $886.0), $107.6 of which (2007 – nil) the company has the right to sell or repledge, and $177.5 (2007 – $886.0) of which the company does not have the right to sell or repledge.

5.	Provision for Claims

The provisions for unpaid claims and adjustment expenses and for the third party reinsurers’ share thereof are estimates subject to variability, and the variability could be material in the near term. The variability arises as all events affecting the ultimate settlement of claims have not taken place and may not take place for some time. Variability may result from receipt of additional claim information, changes in judicial interpretation of contracts or liability, significant changes in severity or frequency of claims from historical trends, expansion of coverage to include unanticipated exposures, or a variety of other reasons. These estimates are principally based on the company’s historical experience using methods of estimation which the company believes to produce reasonable results given current information and trends.

Changes in claim liabilities recorded on the consolidated balance sheets and their impact on unpaid claims and allocated loss adjustment expenses are as shown in the following table:

	December 31,
	2008	2007	2006

Provision for claims – beginning of year – net	10,624.8	10,633.8	9,332.8
Foreign exchange effect of change in provision for claims	(580.3)	328.8	78.3
Incurred loss occurring due to Swiss Re commutation	–	–	412.6
Provision for claims occurring:
In the current year	3,405.4	3,122.5	3,126.9
In the prior years	55.4	22.8	288.1
Paid on claims during the year related to:
The current year	(835.5)	(786.3)	(748.4)
The prior years	(2,034.2)	(2,696.8)	(2,443.9)
Proceeds from the Swiss Re commutation	–	–	587.4
Provision for claims of acquired companies at December 31	372.9	–	–

Provision for claims at December 31 before the undernoted	11,008.5	10,624.8	10,633.8
CTR Life	34.9	21.5	24.8

Provision for claims – end of year – net	11,043.4	10,646.3	10,658.6
Reinsurers’ share of provision for claims	3,685.0	4,401.8	4,843.7

Provision for claims – end of year – gross	14,728.4	15,048.1	15,502.3

The foreign exchange effect of change in provision for claims results from the fluctuation of the strengthening U.S. dollar in relation to primarily the Canadian dollar and European currencies. The company generally mitigates the impact of foreign currency movements on its foreign currency denominated claims liabilities by holding foreign currency-denominated investments. As a result, the impact of foreign currency translation gains and losses included in incurred losses generally is partially or wholly mitigated by foreign currency translation gains and losses on investment assets that are included in financial results as investment income in the consolidated statement of comprehensive income. The commutation in 2006 of the $1 billion Swiss Re corporate adverse development cover resulted in an incurred loss of $412.6 and net proceeds of $587.4.

The fair value of insurance and reinsurance contracts is estimated as follows:

	December 31, 2008		December 31, 2007
	Fair value	Carrying value	Fair value	Carrying value

Insurance contracts	17,120.6	16,619.0	16,956.7	17,201.1
Ceded reinsurance contracts	3,861.9	3,909.9	4,360.6	4,650.8

The fair value of insurance contracts is comprised of the fair value of unpaid claim liabilities and the fair value of the unearned premiums. The fair value of ceded reinsurance contracts is comprised of the fair value of the reinsurers’ share of unpaid claim liabilities and the unearned premium. Both reflect the time value of money whereas the carrying values (including the reinsurers’ share thereof) do not reflect discounting, except for workers’ compensation lines of business. The calculation of the fair value of the unearned premium includes acquisition expenses to reflect the deferral of these expenses at the inception of the insurance contract. The estimated value of insurance and ceded reinsurance contracts is determined by projecting the expected future cash flows of the contracts, selecting the appropriate interest rates, and applying the resulting discount factors to expected future cash flows. The difference between the sum of the undiscounted expected future cash flows and the sum of the discounted future cash flows represents the time value of money. A margin for risk and uncertainty is added to the discounted cash flows to reflect factors including the volatility of the lines of business written, quantity of reinsurance purchased, credit quality of reinsurers and a risk margin for future changes in interest rates.

The excess of the fair value of insurance contracts over the carried amounts in the consolidated balance sheet increased from December 31, 2007 (when carried amount was in excess of fair value) due to a significant decrease in interest rates (based upon U.S. Treasury rates) used to discount the expected future cash flows.

The table that follows shows the potential impact of interest rate fluctuations on the fair value of insurance and reinsurance contracts:

	December 31, 2008		December 31, 2007
	Fair value	Fair value	Fair value	Fair value
	of	of	of	of
	insurance	reinsurance	insurance	reinsurance
	contracts	contracts	contracts	contracts

Change in interest rates
100 basis point increase	16,627.4	3,741.0	16,545.5	4,242.2
100 basis point decrease	17,607.3	3,977.6	17,475.8	4,504.1

6.	Significant Commutations

On June 26, 2008, Crum & Forster commuted an aggregate stop loss contract. The commutation resulted in receipt of $302.5 of cash proceeds, a decrease in recoverable from reinsurers of $386.7 and a non-cash pre-tax charge of $84.2 in these consolidated financial statements.

On July 27, 2006, Fairfax exercised its right to commute the Swiss Re corporate adverse development cover, as it had determined that based on projected payout patterns and other financial considerations, that cover no longer provided it with a commercial or economic advantage. At the time of the commutation on August 3, 2006, Fairfax also terminated its $450 letter of credit facility effectively secured by the assets held in trust derived from the premiums on the Swiss Re corporate adverse development cover and the accumulated interest thereon. By virtue of the commutation, the $587.4 of funds held in trust under the Swiss Re corporate adverse development cover were paid to nSpire Re. The accounting effect of the commutation was a non-cash pre-tax and after-tax charge of $412.6.

7.	Reinsurance

The company follows the policy of underwriting and reinsuring contracts of insurance and reinsurance which, depending on the type of contract, generally limits the liability of the individual insurance and reinsurance subsidiaries to a maximum amount on any one loss of $15.0 for OdysseyRe, $5.0 (excluding workers’ compensation) for Crum & Forster and $2.8 for Northbridge. Reinsurance decisions are made by the subsidiaries to reduce and spread the risk of loss on insurance and reinsurance written, to limit multiple claims arising from a single occurrence and to protect capital resources. The amount of reinsurance purchased can vary among subsidiaries depending on the lines

FAIRFAX FINANCIAL HOLDINGS LIMITED

of business written, their respective capital resources and prevailing or expected market conditions. Reinsurance is generally placed on an excess of loss basis and written in several layers, the purpose of which is to limit the amount of one risk to a maximum amount acceptable to the company and protect from losses on multiple risks arising from a single occurrence. This type of reinsurance includes what is generally referred to as catastrophe reinsurance. The company’s reinsurance does not, however, relieve the company of its primary obligation to the policy holder.

The majority of reinsurance contracts purchased by the company provide coverage for a one year term and are negotiated annually. The ability of the company to obtain reinsurance on terms and prices consistent with historical results reflects, among other factors, recent loss experience of the company and of the industry in general. The company does not expect that there will be significant changes in prices or terms and conditions in the near future. If a major loss were to occur (for example, of the magnitude of 2008’s Hurricanes Ike and Gustav) or if the performance of the industry were to deteriorate, the cost for reinsurance could change significantly. If that were to occur, each subsidiary would evaluate the relative costs and benefits of accepting more risk on a net basis, reducing exposure on a direct basis or paying additional premiums for reinsurance.

Historically the company has purchased, or has negotiated as part of the purchase of a subsidiary, adverse development covers as protection from adverse development of prior years’ reserves. In the past, significant amounts of reserve development have been ceded to these reinsurance treaties. The majority of these treaties have been commuted, are at limit, or are nearing limit, so that in the future, if further adverse reserve development originally protected by these covers were to occur, little if any would be ceded to reinsurers.

The net impact of ceded reinsurance transactions for each of the fiscal years 2008, 2007 and 2006 was as follows:

	2008	2007	2006

Earned premiums ceded to reinsurers	(713.5)	(725.0)	(747.2)
Commissions earned on ceded reinsurance premiums	144.9	147.3	143.7
Claims incurred ceded to reinsurers(1)	483.5	235.9	(98.0)
Provision for uncollectible reinsurance	(15.0)	(46.2)	(46.5)

Net impact of ceded reinsurance transactions (pre-tax)	(100.1)	(388.0)	(748.0)

(1)	In 2008 included an $84.2 loss on Crum & Forster’s commutation of an aggregate stop loss contract. In 2006 included a $412.6 loss on the commutation of the Swiss Re corporate adverse development cover.

The company has guidelines and a review process in place to assess the creditworthiness of the reinsurers to which it cedes. Note 18 discusses the company’s management of credit risk associated with reinsurance recoverables.

The company makes specific provisions against reinsurance recoverables from reinsurers considered to be in financial difficulty. In addition, the company records a general allowance based upon analysis of historical recoveries, the level of allowance already in place and management’s judgment on future collectibility. The provision for uncollectible reinsurance at December 31, 2008 was $370.2 (2007 – $424.3).

8.	Subsidiary Indebtedness and Long Term Debt

	December 31, 2008		December 31, 2007
		Total		Total
		carrying		carrying
	Principal	value(a)	Principal	value(a)

Subsidiary indebtedness consists of the following balances:
Ridley secured revolving term facility:
Cdn $30.0 or U.S. dollar equivalent at floating rate due October 31, 2011(1)	14.7	14.4	–	–
U.S. $20.0 at floating rate due October 31, 2011(1)	7.0	6.7	–	–

	21.7	21.1	–	–

Long term debt consists of the following balances:
Fairfax unsecured notes:
6.875% due April 15, 2008(1)	–	–	62.1	62.1
7.75% due April 15, 2012(2)	181.6	177.4	181.6	176.7
8.25% due October 1, 2015(2)(3)	90.9	90.6	90.9	90.5
7.75% due June 15, 2017(2)(4)	282.6	263.9	282.6	261.7
7.375% due April 15, 2018(2)(3)	144.2	143.7	144.2	143.6
8.30% due April 15, 2026(3)	91.8	91.3	91.8	91.3
7.75% due July 15, 2037(3)	91.3	89.9	91.3	89.9
Fairfax convertible senior debentures at 5.0% due July 15, 2023(1)	–	–	137.0	134.3
Other debt – secured loan at 6.15% due January 28, 2009(9)	12.8	12.8	13.1	13.1

Long term debt – holding company borrowings	895.2	869.6	1,094.6	1,063.2

OdysseyRe unsecured senior notes:
7.65% due November 1, 2013(5)	225.0	223.7	225.0	224.7
6.875% due May 1, 2015(6)	125.0	123.6	125.0	124.4
Series A, floating rate due March 15, 2021(7)	50.0	49.7	50.0	50.0
Series B, floating rate due March 15, 2016(7)	50.0	49.7	50.0	50.0
Series C, floating rate due December 15, 2021(8)	40.0	39.8	40.0	40.0
Crum & Forster unsecured senior notes:
10.375% due June 15, 2013(1)(2)	–	–	4.3	4.2
7.75% due May 1, 2017(2)	330.0	305.2	330.0	303.1

Long term debt – operating companies	820.0	791.7	824.3	796.4

Consolidated debt of investments:

Cunningham Lindsey unsecured Series B debentures of Cdn$125 at 7.0% due June 16, 2008(1)	–	–	126.7	126.7
Advent subordinated notes:
floating rate due June 3, 2035(1)	34.0	32.9	–	–
€12.0 million, floating rate due June 3, 2035(1)	16.7	16.2	–	–
Advent unsecured senior notes:
floating rate due January 15, 2026(1)	26.0	25.0	–	–
floating rate due December 15, 2026(1)	20.0	19.3	–	–
Ridley economic development loan at 1% due August 10, 2019(1)	0.8	0.7	–	–
MFXchange, equipment loans at 7.2% due March 31, 2011	3.3	3.3	–	–

	100.8	97.4	126.7	126.7

Less: Cunningham Lindsey debentures held by Fairfax(1)	–	–	(8.1)	(8.1)

Long term debt – subsidiary company borrowings	920.8	889.1	942.9	915.0

	1,816.0	1,758.7	2,037.5	1,978.2

(a)	Principal net of unamortized issue costs and discounts.

(1)	During 2008, the company or one of its subsidiaries completed the following transactions with respect to its debt:

(a)	Effective November 4, 2008, the company consolidated the long term debt of Ridley pursuant to the transactions described in note 17. The interest rate on the revolving term facility is the bankers acceptance rate for Canadian dollar debt or LIBOR for U.S. dollar debt plus a margin of 1.00% to 1.50% based on a specific debt ratio. Subsequent to its acquisition by the company, Ridley repaid $13.2 of its secured revolving term facilities.

FAIRFAX FINANCIAL HOLDINGS LIMITED

(b)	Effective September 11, 2008, the company consolidated the long term debt of Advent pursuant to the transaction described in note 17. The interest rates and call features of Advent’s long term debt are as follows: U.S. dollar notes at the three month LIBOR plus 3.90% and euro subordinated notes at the three month EURIBOR plus 3.85% due June 3, 2035 may be called at par after June 3, 2010; U.S. dollar unsecured senior notes at the three month LIBOR plus 4.50% due January 15, 2026 may be called at par after January 16, 2011; and U.S. dollar unsecured senior notes due December 15, 2026 at the three month LIBOR plus 4.15% may be called at par after December 15, 2011.

(c)	On June 16, 2008, Crum & Forster redeemed for cash all $4.3 principal amount of its outstanding notes due 2013 for total consideration of $4.5.

(d)	On June 16, 2008, Cunningham Lindsey repaid the outstanding Cdn$125.0 of its Series B debentures which matured on that date. This transaction decreased subsidiary company borrowings by $118.6 net of $8.1 of these debentures owned by the company.

(e)	On April 15, 2008, the company repaid the outstanding $62.1 principal amount of its notes which matured on that date.

(f)	On January 9, 2008, the company called for redemption all of its 5.0% convertible senior debentures due 2023. On February 13, 2008, $188.5 principal amount of these debentures were converted by their holders into 886,888 subordinate voting shares of the company and the company paid a nominal amount of cash to redeem the unconverted debentures and in lieu of fractional shares. The conversion was recorded as a $192.3 increase of common stock and a $134.4 and $57.9 reduction of long term debt and other paid in capital respectively.

(2)	During 2007, the company or one of its subsidiaries completed the following transactions with respect to its debt:

(a)	The company closed its note exchange offer (which was accounted for as a modification of debt), under which $282.6 of outstanding notes due in 2012 were exchanged for a cash early participation payment of $11.2 and the issue of $282.6 of new 7.75% senior notes due in 2017, plus accrued interest to the settlement date. Of the $3.8 of additional transaction costs, $2.9 qualified for deferral and amortization pursuant to debt modification accounting treatment and was classified as a reduction to the carrying value of the debt.

(b)	Crum & Forster completed a private placement debt offering of $330.0 principal amount of 7.75% senior notes due May 1, 2017 at an issue price of 100%. Pursuant to Crum & Forster’s tender offer to purchase for cash any and all of its outstanding 10.375% senior notes due 2013, the net proceeds of the offering of $325.2 (after commissions and expenses), together with available cash on hand, were used to purchase $295.7 of the 2013 senior notes for total consideration of $325.7, plus accrued and unpaid interest of $12.1. Interest expense for 2007 includes $21.2 of one-time debt extinguishment and transaction costs on Crum & Forster’s tender offer and debt offering which did not qualify for deferral and amortization pursuant to debt modification accounting treatment. The new Crum & Forster unsecured senior notes due 2017 are redeemable at Crum & Forster’s option at any time beginning May 1, 2012 at specified redemption prices. A registration statement on Form S-4 with respect to the 7.75% senior notes due 2017 was declared effective on July 13, 2007.

(c)	The company repaid the outstanding $60.4 of its notes which matured on February 27, 2007. The company purchased $40.0 of its notes due 2018 and $9.1 of its notes due 2015 for cash payments of $38.1 and $9.3 respectively.

(d)	Following OdysseyRe’s calling the outstanding $23.5 principal amount of its 4.375% convertible senior debentures due 2022 for redemption, all holders had their debentures converted into common stock of OdysseyRe with the result that no convertible debentures thereafter remained outstanding.

(3)	During 2002, the company closed out the swaps for this debt and deferred the resulting gain which is amortized to earnings over the remaining term to maturity. The unamortized balance at December 31, 2008 is $33.3 (2007 – $36.1).

(4)	Redeemable at Fairfax’s option at any time on or after June 15, 2012, June 15, 2013, June 15, 2014 and June 15, 2015 at $103.9, $102.6, $101.3 and $100.0 per bond, respectively .

(5)	Redeemable at OdysseyRe’s option at any time at a price equal to the greater of (a) 100% of the principal amount to be redeemed or (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis at the treasury rate plus 50 basis points, plus, in each case, accrued interest thereon to the date of redemption.

(6)	Redeemable at OdysseyRe’s option at any time at a price equal to the greater of (a) 100% of the principal amount to be redeemed or (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon

(exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis at the treasury rate plus 40 basis points, plus, in each case, accrued interest thereon to the date of redemption.

(7)	The Series A and Series B notes are callable by OdysseyRe in 2011 and 2009, respectively, at their par value plus accrued and unpaid interest. The interest rate on each series of debentures is equal to three month LIBOR, which is calculated on a quarterly basis, plus 2.20%.

(8)	The Series C notes are due in 2021 and are callable by OdysseyRe in 2011 at their par value plus accrued and unpaid interest. The interest rate is equal to three month LIBOR plus 2.5% and is reset after every payment date.

(9)	On the maturity date, January 28, 2009, the company repaid the outstanding $12.8 of its 6.15% secured loan.

Northbridge maintains a five-year, unsecured, revolving credit facility with a Canadian chartered bank maturing in 2012 for up to Cdn$50.0. As at December 31, 2008, there was Cdn$1.6 utilized under this credit facility, all of which was in support of letters of credit.

OdysseyRe maintains a five-year $200.0 credit facility with a syndicate of lenders maturing in 2012. As at December 31, 2008, there was $56.5 utilized under this credit facility, all of which was in support of letters of credit.

Consolidated interest expense on long term debt amounted to $158.2 (2007 – $202.1; 2006 – $203.4). Interest expense on subsidiary indebtedness amounted to $0.4 (2007 – $7.4; 2006 – $7.0). The aggregate amount of cash interest paid for the years ended December 31, 2008, 2007 and 2006 was $160.2, $184.3 and $214.6, respectively. At December 31, 2008, the fair value of the company’s long term debt is estimated to be $1,459.8 (2007 – $2,033.7) as compared to the carrying value of $1,758.7 (2007 – $1,978.2).

Principal repayments are due as follows:

2009	14.4
2010	1.7
2011	0.3
2012	181.6
2013	225.1
Thereafter	1,392.9

9.	Other Long Term Obligations – Holding Company

Other holding company long term obligations are comprised of the following:

	December 31, 2008		December 31, 2007
	Carrying	Fair	Carrying	Fair
	value	value	value	value

Purchase consideration payable	169.8	169.8	174.7	174.7
Trust preferred securities of subsidiaries	17.9	11.4	17.9	17.0

	187.7	181.2	192.6	191.7

On December 16, 2002, the company acquired Xerox’s 72.5% economic interest in TRG, the holding company of International Insurance Company (“IIC”), in exchange for payments over the next 15 years of $424.4 ($203.9 at December 16, 2002 using a discount rate of 9.0% per annum), payable approximately $5.0 a quarter from 2003 to 2017 and approximately $128.2 on December 16, 2017.

TIG Holdings had issued 8.597% junior subordinated debentures to TIG Capital Trust (a statutory business trust subsidiary of TIG Holdings) which, in turn, has issued 8.597% mandatory redeemable capital securities, maturing in 2027.

FAIRFAX FINANCIAL HOLDINGS LIMITED

10.	Shareholders’ Equity

Capital Stock

Authorized capital

The authorized share capital of the company consists of an unlimited number of preferred shares issuable in series, an unlimited number of multiple voting shares carrying ten votes per share and an unlimited number of subordinate voting shares carrying one vote per share.

Issued capital

Issued capital includes both multiple and subordinate voting shares, Series A preferred shares and Series B preferred shares.

Series A preferred shares are floating rate cumulative redeemable (at the company’s option) preferred shares with an annual dividend rate based on the prime rate, but in any event not less than 5% per annum and with stated capital of Cdn$25 per share.

Series B preferred shares are fixed rate cumulative redeemable (at the company’s option) preferred shares with a dividend rate of 6.5% per annum until November 30, 2009 and thereafter at an annual rate based upon the yield of five year Government of Canada bonds, and stated capital of Cdn$25 per share.

Treasury shares

The company acquires its own subordinate voting shares on the open market for use in its various senior share plans which are described in note 13. The number of shares reserved in treasury as at December 31, 2008 was 112,109 (2007 - 111,857; 2006 – 86,507).

Capital transactions

(a)	Under the terms of normal course issuer bids, during 2008 the company repurchased for cancellation 1,066,601 (2007 – 38,600; 2006 – 67,800) subordinate voting shares for a net cost of $282.0 (2007 – $7.0; 2006 – $7.7), of which $147.2 (2007 – $2.5; 2006 – nil) was charged to retained earnings.

(b)	On January 9, 2008, the company called for redemption all of its 5% convertible senior debentures due 2023. On February 13, 2008, $188.5 principal amount of these debentures were converted by their holders into 886,888 subordinate voting shares of the company and the company paid a nominal amount of cash to redeem the unconverted debentures and in lieu of fractional shares. The conversion was recorded as a $192.3 increase of common stock and a $134.4 and $57.9 reduction of long term debt and other paid in capital respectively.

(c)	During 2008, the company paid $18.3 to repurchase for cancellation 750,000 Series A preferred shares with stated capital of $12.8 (Cdn$18.8), and $29.7 to repurchase for cancellation 1,250,000 Series B preferred shares with stated capital of $21.3 (Cdn$31.2). These transactions resulted in a charge to retained earnings of $13.9, representing the excess paid over the stated capital of the preferred shares repurchased, resulting from movement in the Canadian-U.S. dollar exchange rate.

Accumulated Other Comprehensive Income (Loss)

The balances related to each component of accumulated other comprehensive income (loss) are as follows:

	December 31, 2008			December 31, 2007
		Income tax			Income tax
	Pre-tax	(expense)	After-tax	Pre-tax	(expense)	After-tax
	amount	recovery	amount	amount	recovery	amount

Net unrealized gains (losses) on available for sale securities
Bonds	133.5	(41.8)	91.7	74.8	(19.9)	54.9
Common stocks and other	(199.7)	55.7	(144.0)	285.6	(93.4)	192.2

	(66.2)	13.9	(52.3)	360.4	(113.3)	247.1
Currency translation account	(32.4)	(23.1)	(55.5)	94.1	19.3	113.4

	(98.6)	(9.2)	(107.8)	454.5	(94.0)	360.5

11.	Income Taxes

The company’s provision for income taxes for the years ended December 31 is as follows:

	2008	2007	2006

Current	1,098.5	387.6	110.4
Future	(342.9)	323.5	375.2

	755.6	711.1	485.6

A reconciliation of income tax calculated at the statutory tax rate with the income tax provision at the effective tax rate in the financial statements for the years ended December 31 is summarized in the following table:

	2008	2007	2006

Provision for income taxes at the statutory income tax rate	818.9	780.3	317.3
Non-taxable investment income	(1.3)	(6.9)	(8.0)
Non-taxable portion of sale (2007 – Hub; 2006 – OdysseyRe)	–	(11.9)	(22.7)
Tax rate differential on (income) and losses incurred outside Canada	(3.7)	(50.8)	98.3
Foreign exchange	(33.5)	8.8	(0.9)
Change in tax rate for future income taxes	3.5	(2.9)	13.4
Provision (recovery) relating to prior years reassessment	2.9	(8.9)	(42.2)
Change in unrecorded tax benefit of losses	(31.3)	10.9	91.2
Other including permanent differences	0.1	(7.5)	39.2

Provision for income taxes	755.6	711.1	485.6

The effective income tax rate of 30.9% implicit in the $755.6 provision for income taxes in 2008 differed from the company’s statutory income tax rate of 33.5% primarily as a result of the effect of income earned in jurisdictions where the corporate income tax rate is lower than the company’s statutory income tax rate and the benefit of unrecorded accumulated income tax losses, and the effect of reduced unrealized foreign exchange gains on public debt.

The effective income tax rates of 32.9% implicit in the $711.1 provision for income taxes in 2007 differed from the company’s statutory income tax rate of 36.1% primarily as a result of the effects of the non-taxable portion of the gain recognized on the sale of Hub by the Canadian subsidiaries and of income earned in jurisdictions where the corporate income tax rate is lower than the company’s statutory income tax rate and where the benefit of accumulated income tax losses is unrecorded.

The Internal Revenue Service (“IRS”) completed its regularly scheduled examination of the 2003 and 2004 U.S. Federal income tax returns of Fairfax’s U.S. subsidiaries included in Fairfax’s U.S. consolidated tax group, including

FAIRFAX FINANCIAL HOLDINGS LIMITED

OdysseyRe and Crum & Forster. The 2003 and 2004 taxation years for these subsidiaries are now closed. As part of the examination, the IRS reviewed the purchase of OdysseyRe shares by Fairfax in March 2003 and the issuance by Fairfax of debentures exchangeable into shares of OdysseyRe in payment for that purchase. No changes were made to the consolidated 2003 and 2004 tax returns with respect to that purchase of shares and issuance of exchangeable debentures or the inclusion of OdysseyRe and its subsidiaries in Fairfax’s U.S. consolidated tax group as a result.

The net future income taxes asset is comprised as follows:

	December 31,
	2008	2007

Operating and capital losses	196.7	373.2
Claims discount	294.8	280.4
Unearned premium reserve	65.5	78.1
Deferred premium acquisition cost	(62.7)	(73.6)
Allowance for doubtful accounts	19.6	20.5
Investments and other	350.5	(63.2)

	864.4	615.4
Valuation allowance	(165.0)	(271.1)

Future income taxes	699.4	344.3

Loss carryforwards which are available to reduce future taxable income of certain subsidiaries in the jurisdictions as noted, as well as the period in which these loss carryforwards can be utilized are comprised as follows:

	U.S.	Canada	Ireland	U.K.	Total

Less than 1 year	–	9.3	–	–	9.3
From 1 to 5 years	–	52.3	–	–	52.3
From 6 to 10 years	–	–	–	–	–
From 11 to 20 years	45.3	50.3	–	–	95.6
No expiration date	–	–	366.2	326.6	692.8

	45.3	111.9	366.2	326.6	850.0

The company also has net capital loss carryforwards in Canada related to the former Cunningham Lindsey companies of approximately $34.0 with no expiry date.

Management reviews the valuation of the future income taxes asset on an ongoing basis and adjusts the valuation allowance, as necessary, to reflect its anticipated realization. As at December 31, 2008, management has recorded a valuation allowance against operating and capital losses and temporary differences of $165.0 (2007 – $271.1), of which $28.5 (2007 – $74.3) relates to losses in Canada, $120.6 (2007 – $180.9) relates to all of the losses carried forward and temporary differences in the U.K. and Ireland, and $15.9 (2007 – $15.9) relates to losses of Cunningham Lindsey in the U.S. The valuation allowance of $28.5 (2007 – $74.3) against operating and net capital losses in Canada relates primarily to the former Cunningham Lindsey companies of $23.8 (2007 – $32.5) and foreign accrual property losses of nil (2007 – $36.2). There are no valuation allowances related to the Canadian and U.S. insurance and reinsurance operating companies. Management expects that the recorded future income taxes asset will be realized in the normal course of operations.

The aggregate amount of income taxes paid for the year ended December 31, 2008 was $483.8 (2007 – $266.2; 2006 – $117.6).

12.	Statutory Requirements

The retained earnings of the company are largely represented by retained earnings at the insurance and reinsurance subsidiaries. The company’s insurance and reinsurance subsidiaries are subject to certain requirements and restrictions under their respective insurance company Acts including minimum capital requirements and dividend restrictions. The company’s share of dividends paid in 2008 by the subsidiaries which are eliminated on consolidation was $727.9 (2007 – $112.6). The company’s ability to receive funds from OdysseyRe and Northbridge (prior to its privatization described in note 17), is limited, as these are public companies with independent boards of directors who control dividend policies. At December 31, 2008, the company has access to $141.0 of dividend capacity at Crum & Forster, $94.3 of which is subject to prior regulatory approval for payment. The company’s capital requirements and management thereof are discussed in note 18.

13.	Contingencies and Commitments

SEC Subpoenas

On September 7, 2005, the company announced that it had received a subpoena from the U.S. Securities and Exchange Commission (the “SEC”) requesting documents regarding any nontraditional insurance or reinsurance product transactions entered into by the entities in the consolidated group and any non-traditional insurance or reinsurance products offered by the entities in that group. On September 26, 2005, the company announced that it had received a further subpoena from the SEC as part of its investigation into such loss mitigation products, requesting documents regarding any transactions in the company’s securities, the compensation for such transactions and the trading volume or share price of such securities. Previously, on June 24, 2005, the company announced that the company’s Fairmont subsidiary had received a subpoena from the SEC requesting documents regarding any nontraditional insurance product transactions entered into by Fairmont with General Re Corporation or affiliates thereof. The U.S. Attorney’s office for the Southern District of New York is reviewing documents produced by the company to the SEC and is participating in the investigation of these matters. The company is cooperating fully with these requests. The company has prepared presentations and provided documents to the SEC and the U.S. Attorney’s office, and its employees, including senior officers, have attended interviews conducted by the SEC and the U.S. Attorney’s office.

The company and Prem Watsa, the company’s Chief Executive Officer, received subpoenas from the SEC in connection with the answer to a question on the February 10, 2006 investor conference call concerning the review of the company’s finite reinsurance contracts. In the fall of 2005, Fairfax and its subsidiaries prepared and provided to the SEC a list intended to identify certain finite contracts and contracts with other non-traditional features of all Fairfax group companies. As part of the 2005 year-end reporting and closing process, Fairfax and its subsidiaries internally reviewed all of the contracts on the list provided to the SEC and some additional contracts as deemed appropriate. That review led to a restatement by OdysseyRe. That review also led to some changes in accounting for certain contracts at nSpire Re. Subsequently, during 2006, following an internal review of the company’s consolidated financial statements and accounting records that was undertaken in contemplation of the commutation of the Swiss Re corporate adverse development cover, the company also restated various of its previously reported consolidated financial statements and related disclosures. That restatement included a restatement of the accounting for certain reinsurance contracts that were commuted in 2004 and a reinsurance contract that was commuted in 2002 to apply the deposit method of accounting rather than reinsurance accounting. All of the above noted items and related adjustments are reflected in the company’s comparative results. The company will continue to respond to any requests for information from the SEC and there can be no assurance that the SEC’s review of documents provided will not give rise to further adjustments.

The company understands that the SEC has issued subpoenas to various third parties involved in the matters which are the subject of the SEC subpoenas issued to the company, including the company’s independent auditors (which in Canada received a letter requesting cooperation and in the U.S. received a subpoena) and a shareholder (that has previously disclosed receipt of a subpoena). In addition, it is possible that other governmental and enforcement agencies will seek to review information related to these matters, or that the company, or other parties with whom it interacts, such as customers or shareholders, may become subject to direct requests for information or other inquiries by such agencies.

These inquiries are ongoing and the company will continue to comply with any requests for information from the SEC and the U.S. Attorney’s office. At the present time the company cannot predict the outcome from these inquiries or the ultimate effect on its business, operations or financial condition, which effect could be material and adverse. The financial cost to the company to address these matters has been and may continue to be significant. The company expects that these matters may continue to require significant management attention, which could divert management’s attention away from the company’s business. In addition, the company could be materially adversely affected by negative publicity related to these inquiries or any similar proceedings. Any of the possible consequences

FAIRFAX FINANCIAL HOLDINGS LIMITED

noted above, or the perception that any of them could occur, could have an adverse effect upon the market price for the company’s securities.

Lawsuits

(a)	During 2006, several lawsuits seeking class action status were filed against Fairfax and certain of its officers and directors in the United States District Court for the Southern District of New York. The Court made an order consolidating the various pending lawsuits and granted the single remaining motion for appointment as lead plaintiffs. The Court also issued orders approving scheduling stipulations filed by the parties to the consolidated lawsuit. On February 8, 2007, the lead plaintiffs filed an amended consolidated complaint (the “Amended Consolidated Complaint”), which states that the lead plaintiffs seek to represent a class of all purchasers and acquirers of securities of Fairfax between May 21, 2003 and March 22, 2006 inclusive. The Amended Consolidated Complaint names as defendants Fairfax, certain of its officers and directors, OdysseyRe and Fairfax’s auditors. The Amended Consolidated Complaint alleges that the defendants violated U.S. federal securities laws by making material misstatements or failing to disclose certain material information regarding, among other things, Fairfax’s and OdysseyRe’s assets, earnings, losses, financial condition, and internal financial controls. The Amended Consolidated Complaint seeks, among other things, certification of the putative class; unspecified compensatory damages (including interest); unspecified monetary restitution; unspecified extraordinary, equitable and/or injunctive relief; and costs (including reasonable attorneys’ fees). These claims are at a preliminary stage. Pursuant to the scheduling stipulations, the various defendants filed their respective motions to dismiss the Amended Consolidated Complaint, the lead plaintiffs filed their oppositions thereto, the defendants filed their replies to those oppositions and the motions to dismiss were argued before the Court in December 2007. The Court has not yet issued a ruling on these motions. The ultimate outcome of any litigation is uncertain and should the consolidated lawsuit be successful, the defendants may be subject to an award of significant damages, which could have a material adverse effect on Fairfax’s business, results of operations and financial condition. The consolidated lawsuit may require significant management attention, which could divert management’s attention away from the company’s business. In addition, the company could be materially adversely affected by negative publicity related to this lawsuit. Any of the possible consequences noted above, or the perception that any of them could occur, could have an adverse effect upon the market price for the company’s securities. Fairfax, OdysseyRe and the named officers and directors intend to vigorously defend against the consolidated lawsuit and the company’s financial statements include no provision for loss.

(b)	On July 26, 2006, Fairfax filed a lawsuit seeking $6 billion in damages from a number of defendants who, the complaint (as subsequently amended) alleges, participated in a stock market manipulation scheme involving Fairfax shares. The complaint, filed in Superior Court, Morris County, New Jersey, alleges violations of various state laws, including the New Jersey Racketeer Influenced and Corrupt Organizations Act, pursuant to which treble damages may be available. The defendants removed this lawsuit to the District Court for the District of New Jersey but pursuant to a motion filed by Fairfax, the lawsuit was remanded to Superior Court, Morris County, New Jersey. Most of the defendants filed motions to dismiss the lawsuit, all of which were denied during a Court hearing in September 2007. In October 2007, defendants filed a motion for leave to appeal to the Appellate Division from the denial of their motions to dismiss. In December 2007, that motion for leave was denied. Subsequently, two of the defendants filed a motion seeking leave to appeal certain limited issues to the New Jersey Supreme Court. That motion for leave was denied in February 2008. In December 2007, two defendants who were added to the action after its initial filing filed motions to dismiss the claims against them. Those motions were granted in February 2008, with leave being granted to Fairfax to replead the claims against those two defendants. Fairfax filed an amended complaint in March 2008, which again asserted claims against those defendants. Those defendants filed a motion to dismiss the amended complaint, which motion was denied in August 2008. In September 2008, those two defendants also filed a counterclaim against Fairfax, as well as third-party claims against certain Fairfax executives, OdysseyRe, Fairfax’s outside legal counsel and PricewaterhouseCoopers. Fairfax has not yet responded to this counterclaim. In December 2007, an individual defendant filed a counterclaim against Fairfax. Fairfax’s motion to dismiss that counterclaim was denied in August 2008. Fairfax intends to vigorously defend against these counterclaims. In September 2008, the Court granted a motion for summary judgment brought by two defendants, and dismissed Fairfax’s claims against those defendants without prejudice. Discovery in this action is ongoing. The ultimate outcome of any litigation is uncertain and the company’s financial statements include no provision for loss on the counterclaim.

Other

Subsidiaries of the company are defendants in several damage suits and have been named as third party in other suits. The uninsured exposure to the company is not considered to be material to the company’s financial position.

OdysseyRe participates in Lloyd’s through its 100% ownership of Newline, through which OdysseyRe provides 100% of the capacity for Newline Syndicate 1218 (“Syndicate 1218”). In support of Syndicate 1218’s capacity at Lloyd’s, OdysseyRe has pledged securities and cash, with a fair value of $214.7 as of December 31, 2008, in a deposit trust account in favour of Lloyd’s. These securities may be substituted with other securities at the discretion of OdysseyRe, subject to approval by Lloyd’s.

Advent participates in Lloyd’s through its ownership of Syndicate 780. In support of Syndicate 780’s capacity at Lloyd’s, Advent has pledged securities, with a fair value of $138.9 as of December 31, 2008, in a deposit trust account in favour of Lloyd’s.

The pledged assets effectively secure the contingent obligations of Syndicate 1218 and 780 should they not meet their obligations. The pledging company’s contingent liability to Lloyd’s is limited to the aggregate amount of the pledged assets. OdysseyRe and Advent have the ability to remove the funds at Lloyd’s annually, subject to certain minimum amounts required to support their outstanding liabilities as determined under the risk-based capital models and approved by Lloyd’s. The funds used to support outstanding liabilities are adjusted annually and the obligations of OdysseyRe and Advent to support these liabilities will continue until they are settled or the liabilities are reinsured by a third party approved by Lloyd’s. The company believes that Syndicate 1218 and 780 maintain sufficient liquidity and financial resources to support their ultimate liabilities and does not anticipate that the pledged assets will be utilized.

As of December 31, 2008, Lloyd’s has returned all the pledged assets related to Advent formerly provided by OdysseyRe, and OdysseyRe has received a deed of total release from Lloyd’s with respect thereto. As of December 31, 2008, nSpire Re had pledged assets, comprised of U.S. treasury securities with a fair value of $31.3 (£21.7 million), in favour of Lloyd’s to replace OdysseyRe’s support to Advent. As the closing of the syndicate in support of which these assets were pledged was approved in February 2009, the company anticipates that all of these pledged assets will be returned to nSpire Re in the first half of 2009.

The company under certain circumstances may be obligated to assume loans to officers and directors of the company and its subsidiaries from Canadian chartered banks totaling $7.0 (2007 – $9.7; 2006 – $8.5) for which 176,248 (2007 – 195,676; 2006 – 196,586) subordinate voting shares of the company with a year-end market value of $55.7 (2007 – $56.9; 2006 – $39.1) have been pledged as security by the borrowers.

The company also has restricted stock plans or equivalent for management of the holding company and its subsidiaries with vesting periods of up to ten years from the date of grant. At December 31, 2008, 281,556 (2007 – 280,425; 2006 – 257,942) subordinate voting shares had been purchased for the plans at a cost of $61.1 (2007 – $60.8; 2006 – $56.4). Shares for the above-mentioned plans are purchased on the open market. The costs of these plans are amortized to compensation expense over the vesting period. Amortization expense for the year for these plans amounted to $9.4 (2007 – $6.6; 2006 – $5.9).

14.	Pensions

The company’s subsidiaries have a number of arrangements in Canada, the United States and the United Kingdom that provide pension and post retirement benefits to retired and current employees. The holding company has no arrangements or plans that provide defined benefit pension or post retirement benefits to retired or current employees. Pension arrangements of the subsidiaries include defined benefit statutory pension plans, as well as supplemental arrangements that provide pension benefits in excess of statutory limits. These plans are a combination of defined benefit plans and defined contribution plans.

In addition to actuarial valuations for accounting purposes, subsidiaries of the company are required to prepare funding valuations for determination of their pension contributions. All of the defined benefit pension plans have

FAIRFAX FINANCIAL HOLDINGS LIMITED

had their most recent funding valuation performed on various dates within the first six months of 2008 except for one plan in Canada where the most recent funding valuation was performed as at December 31, 2005.

The investment policy for the defined benefit pension plans is to invest prudently in order to preserve the investment asset value of the plans while seeking to maximize the return on those invested assets. The plans’ assets as of December 31, 2008 and 2007 were invested principally in highly rated fixed income securities and equity securities. Early in 2009, the proportion of plans’ assets invested in equity securities increased to approximately 75% with a corresponding reduction in fixed income and other securities. Plan assets are comprised as follows:

	Defined benefit		Post retirement
	pension plans		benefit plans
	December 31,		December 31,
	2008	2007	2008	2007

Fixed income securities	143.4	200.7	–	–
Equity securities	76.1	61.6	–	–
Other	21.7	7.1	–	–

	241.2	269.4	–	–

The following tables set forth the funded status of the company’s benefit plans along with amounts recognized in the company’s consolidated financial statements for both defined benefit pension plans and post retirement benefit plans.

	Defined benefit		Post retirement
	pension plans		benefit plans
	December 31,		December 31,
	2008	2007	2008	2007

Change in benefit obligation:
Balance – beginning of year	369.5	582.7	67.5	68.9
Cost of benefits earned in the year	14.9	19.7	4.1	4.4
Interest cost on benefit obligation	19.4	30.9	3.7	3.8
Actuarial (gains) losses	(43.5)	(38.7)	(8.2)	(9.5)
Benefits paid	(14.2)	(18.1)	(5.2)	(4.3)
Settlements and other(1)	(8.8)	–	(3.4)	–
Change in foreign currency exchange rate	(59.5)	36.7	(4.8)	4.2
Business acquisition – Ridley (note 17)	27.4	–	2.4	–
Business disposition – Cunningham Lindsey (note 17)	–	(243.7)	–	–

Balance – end of year	305.2	369.5	56.1	67.5

Change in fair value of plan assets:
Balance – beginning of year	269.4	475.1	–	–
Actual return on plan assets	(10.8)	15.6	–	–
Company contributions	35.7	19.6	4.0	3.2
Plan participant contributions	–	2.2	1.2	1.1
Benefits paid	(14.2)	(18.1)	(5.2)	(4.3)
Settlements and other(1)	(7.8)	–	–	–
Change in foreign currency exchange rate	(49.7)	28.5	–	–
Business acquisition – Ridley (note 17)	18.6	–	–	–
Business disposition – Cunningham Lindsey (note 17)	–	(253.5)	–	–

Balance – end of year	241.2	269.4	–	–

Funded status of plans – surplus (deficit)	(64.0)	(100.1)	(56.1)	(67.5)
Unrecognized net actuarial loss	39.3	58.2	(5.0)	2.3
Unrecognized prior service costs	1.6	1.7	(5.3)	(1.6)
Unrecognized transitional (asset) obligation	(3.9)	(5.9)	3.9	7.8

Net accrued liability – end of year	(27.0)	(46.1)	(62.5)	(59.0)

Amounts recognized in the consolidated balance sheet consists of:
Other assets	6.3	0.1	–	–
Accounts payable and accrued liabilities	(33.3)	(46.2)	(62.5)	(59.0)

Net accrued liability – end of year	(27.0)	(46.1)	(62.5)	(59.0)

Weighted average assumptions used to determine benefit obligations:
Discount rate	6.2%	5.4%	6.6%	5.8%
Rate of compensation increase	4.4%	4.5%	4.0%	4.0%
Assumed overall health care cost trend	–	–	9.6%	9.6%

(1)	Relates primarily to the purchase of annuities for those individuals whose benefit obligations were settled. The settlement triggered the immediate recognition of $1.6 of a previously unrecognized actuarial loss and also resulted in a decrease of $7.8 to each of the pension benefit obligation and the fair value of plan assets.

For defined benefit pension plans with funding deficits, the benefit obligation and fair value of plan assets was $305.2 (2007 – $369.5) and $241.2 (2007 - $269.4) respectively. At December 31, 2008, the accumulated benefit obligation

FAIRFAX FINANCIAL HOLDINGS LIMITED

for the defined benefit pension plans was $289.9 (2007 – $303.1). At December 31, 2008 plans with accumulated benefit obligations in excess of the fair value of plan assets have aggregate deficits of $48.7 (2007 – $43.0).

The following table presents the composition of defined benefit pension and post retirement benefit expense:

	Defined benefit			Post retirement
	pension plans			benefit plans
	December 31,			December 31,
	2008	2007	2006	2008	2007	2006

Cost of benefits earned in the year, net of employee contributions	14.9	17.5	17.2	2.9	3.3	2.8
Interest cost on benefit obligation	19.4	30.9	27.1	3.7	3.8	3.5
Actual return on plan assets	10.8	(15.6)	(30.6)	–	–	–
Actuarial (gains) losses on benefit obligation	(43.5)	(38.7)	(12.3)	(8.2)	(9.5)	0.9
Plan amendments	–	–	1.3	–	–	0.1
Settlements and other	1.6	–	(1.4)	–	–	(2.1)

Annual defined benefit pension and post retirement benefit expense if all costs and benefits were recognized as they arose	3.2	(5.9)	1.3	(1.6)	(2.4)	5.2

Adjustments to recognize the long term nature of employee future benefits costs:
(Excess) shortfall of:
Actual returns over expected returns on plan assets	(25.9)	(14.8)	6.3	–	–	–
Actuarial (gains) losses amortized over actuarial (gains) losses arising	46.0	41.5	15.7	8.4	10.0	1.4
Prior service costs amortized over plan amendment cost arising	0.3	0.2	(0.3)	(0.3)	(0.3)	(5.9)
Amortization of the transitional (asset) obligation	(1.0)	(1.4)	(0.9)	1.0	1.1	1.1

	19.4	25.5	20.8	9.1	10.8	(3.4)

Annual defined benefit pension and post retirement benefit expense recognized in the consolidated statement of earnings	22.6	19.6	22.1	7.5	8.4	1.8

Defined contribution benefit expense recognized	21.1	25.6	21.0	–	–	–

Total benefit expense recognized	43.7	45.2	43.1	7.5	8.4	1.8

Weighted average assumptions used to determine benefit expense
Discount rate	5.5%	5.1%	4.9%	5.9%	5.4%	5.3%
Expected long term rate of return on plan assets	5.9%	6.2%	5.6%	–	–	–
Rate of compensation increase	4.4%	4.5%	4.3%	4.0%	4.0%	4.0%

Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accrued post retirement benefit obligation at December 31, 2008 by $7.1, and increase the aggregate of the service and interest cost components of net periodic post retirement benefit expense for 2008 by $1.2. Conversely, decreasing the assumed health care cost trend rates by one percentage point in each year would decrease the accrued post retirement benefit obligation at December 31, 2008 by $5.5, and decrease the aggregate of the service and interest cost components of net periodic post retirement benefit expense for 2008 by $0.9.

During 2008, the company contributed $39.7 (2007 – $22.8) to its defined benefit pension and post retirement benefit plans. Based on the company’s current expectations, the 2009 contribution to its defined benefit pension plans and its post retirement benefit plans should be approximately $23.1 and $2.9, respectively.

The benefits expected to be paid in each of the next five fiscal years, and in aggregate for the next five fiscal years thereafter are as follows:

	Defined benefit	Post retirement
	pension plans	benefit plans

2009	15.5	3.0
2010	11.8	3.2
2011	11.5	3.3
2012	13.8	3.5
2013	15.7	3.6
2014-2018	97.1	21.7

15.	Operating Leases

Aggregate future minimum commitments at December 31, 2008 under operating leases relating to premises, automobiles and equipment for various terms up to ten years are as follows:

2009	48.4
2010	40.9
2011	32.4
2012	18.6
2013	13.9
Thereafter	76.4

16.	Earnings per Share

Net earnings per share for the years ended December 31 is calculated in the following table based upon weighted average common shares outstanding:

	2008	2007	2006

Net earnings	1,473.8	1,095.8	227.5
Preferred share dividends	(10.1)	(12.5)	(11.4)
Excess over stated value of preferred shares purchased for cancellation	(13.9)	–	–

Net earnings available to common shareholders – basic	1,449.8	1,083.3	216.1
Interest expense on convertible debt, net of tax	0.3	7.0	7.1

Net earnings available to common shareholders – diluted	1,450.1	1,090.3	223.2

Weighted average common shares outstanding – basic	18,036,670	17,700,393	17,762,742
Effect of dilutive shares
Convertible debt	104,197	886,888	895,848
Options to purchase treasury stock acquired	91,890	87,944	60,335

Total effect of dilutive shares	196,087	974,832	956,183

Weighted average common shares outstanding – diluted	18,232,757	18,675,225	18,718,925

Net earnings per common share – basic	$80.38	$61.20	$12.17
Net earnings per common share – diluted	$79.53	$58.38	$11.92

On February 13, 2008, the company’s 5.0% convertible senior debentures due July 15, 2023 were converted by their holders into 886,888 subordinate voting shares, which were thereafter weighted for inclusion in the calculation of basic earnings per share. The subordinate voting shares issuable on conversion of the debentures were weighted for inclusion in the calculation of diluted earnings per share for 2008 from the beginning of 2008 until the date of conversion.

FAIRFAX FINANCIAL HOLDINGS LIMITED

17.	Acquisitions and Divestitures

Subsequent to December 31, 2008

On February 11, 2009, the company made an additional investment of $49.0 in its equity affiliate, Cunningham Lindsey Group Limited to facilitate that company’s acquisition of the international operations of GAB Robins, a provider of loss adjusting and claims management services.

In early 2009, the company acquired the 36.4% of the outstanding common shares of Northbridge not already owned by Fairfax and its affiliates, as a result of which Northbridge became a wholly-owned subsidiary of the company (prior to the completion of this transaction, Fairfax had owned a 63.6% interest in Northbridge). The acquisition was effected in two stages. On January 13, 2009, the company purchased the 24.8% of the outstanding common shares of Northbridge tendered to the company’s share purchase offer made in December 2008 for a cash purchase price of $374.0 (Cdn$458.4). On February 20, 2009, following a February 19, 2009 vote by the shareholders of Northbridge that approved a going-private transaction, Northbridge redeemed the remaining 11.6% of its outstanding common shares that were not owned by Fairfax and its affiliates for cash consideration of $172.4 (Cdn$215.9). The company is in the process of preparing the purchase price allocation for this step acquisition.

On January 7, 2009, the company completed the acquisition of 100% of the outstanding shares of Polskie Towarzystwo Reasekuracji Spólka Akcyjna (“Polish Re”), a Polish reinsurance and insurance company, for cash consideration of $57.0, pursuant to a previously announced tender offer. The company is in the process of preparing the purchase price allocation for this acquisition. The assets and liabilities and results of operations of Polish Re will be included in the company’s consolidated financial reporting in the Reinsurance – Other reporting segment.

Year ended December 31, 2008

During November 2008, the company, directly and through its operating companies, purchased 9,412,095 common shares of Ridley (a 67.9% interest) primarily from Ridley’s Australian parent, Ridley Corporation Limited. In exchange for total cash purchase consideration of $68.4 (Cdn$79.4), the company acquired assets of $231.0 (including $2.0 of cash and cash equivalents), assumed liabilities of $114.9 and recorded $48.8 of non-controlling interests and $1.1 of goodwill. The assets and liabilities and results of operations of Ridley have been included in the company’s consolidated financial reporting in the Other reporting segment. Ridley is a commercial animal nutrition company with operations throughout North America.

On September 11, 2008, the company, directly and through its operating companies, acquired an additional 14.0% interest in Advent for $17.3 (£9.5 million), increasing the company’s total ownership of Advent to 58.5% from 44.5%. Prior to this acquisition of a controlling interest, the company recorded its investment in Advent using the equity method of accounting. Following the transaction, the assets and liabilities and results of operations of Advent have been included in the company’s consolidated financial reporting in the Reinsurance – Other reporting segment. The consolidation resulted in an increase of $831.7 in assets (including approximately $89.1 in cash and cash equivalents and $485.1 in portfolio investments), $649.2 in liabilities, $76.4 in non-controlling interests and the elimination of the equity accounted carrying value of Advent immediately prior to the acquisition of control. On various dates during the fourth quarter of 2008, the company, directly and through its operating companies, purchased an additional 8.1% interest in Advent for cash of $8.3 (£5.4 million), increasing the company’s total ownership interest in Advent to 66.6% at December 31, 2008. These transactions during the fourth quarter of 2008 decreased non-controlling interests by $12.0 and resulted in the recognition of $4.5 of negative goodwill in the consolidated statement of earnings. Advent is a reinsurance and insurance company, operating through Syndicate 780 at Lloyd’s, focused on specialty property reinsurance and insurance risks.

On August 29, 2008, the company through OdysseyRe purchased certain assets and liabilities associated with the crop insurance business previously produced by CropUSA Insurance Agency, Inc. (“CropUSA”) for cash consideration of $8.0. Since 2006, CropUSA has acted as managing general underwriter for OdysseyRe in the crop insurance sector. The acquisition resulted in an increase of $20.9 in assets, $26.1 in liabilities, $7.7 in goodwill and $5.5 in intangible assets, which will be amortized over the expected useful lives of such assets.

During 2008, Northbridge repurchased on the open market 2,340,000 of its common shares for cash of $65.4, and OdysseyRe repurchased on the open market 9,480,756 of its common shares for cash of $351.4. These transactions are part of Northbridge and OdysseyRe’s previously announced common share repurchase programmes and increased the company’s ownership of Northbridge from 60.2% at December 31, 2007 to 63.6% at December 31, 2008 and of OdysseyRe from 61.0% at December 31, 2007 to 70.4% at December 31, 2008. These transactions resulted in decreases to non-controlling interests for 2008 of $63.8 and $362.0 for Northbridge and OdysseyRe respectively. As part of the OdysseyRe step acquisition, the company recorded fair value adjustments to certain of OdysseyRe’s assets and liabilities of $7.0 and recorded a nominal amount of negative goodwill in the consolidated statement of earnings. The company recorded a nominal amount of goodwill in connection with the Northbridge step acquisition.

On June 13, 2008, Cunningham Lindsey Group Limited (“Holdco”) repaid a Cdn$125.0 promissory note payable to the company’s wholly-owned subsidiary Cunningham Lindsey Group Inc. (“Cunningham Lindsey”) using funds received from its new bank credit facility. Cunningham Lindsey used the proceeds received to repay its Cdn$125.0 7.0% unsecured Series B debentures due June 16, 2008 (its “Public Bonds”), as described in note 8. During the second quarter of 2008, Cunningham Lindsey increased its investment in Holdco by Cdn$23.0 by contributing Cdn$5.9 in cash and by converting a Cdn$17.1 promissory note due from Holdco to equity. Subsequent to this investment, Cunningham Lindsey’s interest in Holdco increased to 45.7%. On December 5, 2008, the assets of Cunningham Lindsey were liquidated into Fairfax, triggering the recognition of a loss of $24.9 in net gains on investments in the consolidated statement of earnings related to the release of cumulative foreign currency translation losses, with the result that the equity accounted investment in the CL operations (defined below) is now owned directly by Fairfax through an intermediate holding company.

Year ended December 31, 2007

Cunningham Lindsey

During 2007, the company purchased all of the outstanding shares of Cunningham Lindsey that it or its affiliates did not already own for cash of Cdn$12.6. On December 31, 2007, Cunningham Lindsey sold to Holdco all of its assets and liabilities (the “CL Operations”) excluding Cunningham Lindsey’s Cdn$125.0 of Public Bonds, a Cdn$72.8 unsecured term loan facility (the “Term Facility”) and two non-operating subsidiaries, which were retained by the company for nominal consideration.

Trident IV, L.P., a private equity fund managed by Stone Point Capital LLC, and certain affiliated entities (collectively the “Trident Investors”) formed Holdco, a new holding company, into which they invested Cdn$88.0. Cunningham Lindsey sold the CL Operations to Holdco in exchange for consideration which included shares of Holdco, cash of Cdn$64.8 and two promissory notes in the total principal amount of $142.9. The two promissory notes were included in accounts receivable and other in the consolidated balance sheet of the company. The company also made a net investment in Cunningham Lindsey of approximately Cdn$12.4 (Cdn$23.1 before repayment of intercompany advances of Cdn$10.7).

The net cash received in Cunningham Lindsey was used to repay the Term Facility, which had been included in the consolidated balance sheet as subsidiary indebtedness, and to pay other current working capital obligations. As a result of the transactions described above, Holdco was owned 51.0% by the Trident Investors, 44.6% by the company, through its 100% ownership of Cunningham Lindsey, and 4.4% by senior management of the CL Operations.

On December 31, 2007, Cunningham Lindsey commenced equity accounting for its 44.6% interest in the CL Operations and the company’s opening carrying value on that date was $58.8 (net of a $10.2 charge to adjust carrying value to fair value). Of the Cdn$199.6 of goodwill prior to the sale, 55.4% or Cdn$110.6 was disposed of and included in the $7.6 net loss on disposition of the CL Operations with the remaining 44.6% or Cdn$89.0 included in the opening carrying value of the equity accounted investment.

Other

On various dates during the year ended December 31, 2007, Northbridge and OdysseyRe repurchased on the open market 841,947 and 2,636,989 respectively of their common shares as part of their previously announced common share repurchase programmes. These transactions increased the company’s ownership of Northbridge from 59.2% at December 31, 2006 to 60.2% at December 31, 2007 and of OdysseyRe from 59.6% at December 31, 2006 to 61.0% at December 31, 2007 (including the conversion of the OdysseyRe convertible debenture described in note 8) and resulted in decreases to non-controlling interests of $25.7 and $86.4 and increases to goodwill of $3.8 and $8.1 for Northbridge and OdysseyRe respectively.

FAIRFAX FINANCIAL HOLDINGS LIMITED

On December 31, 2007, TIG sold its wholly-owned subsidiary TIG Specialty Insurance Company (“TSIC”) to a third party purchaser, resulting in the recognition of a net gain on investment before income taxes of $8.5. TIG continues to reinsure 100% of the insurance liabilities of TSIC at December 31, 2007 and has entered into an administrative agreement with the purchaser which provides for claims handling services on those liabilities.

On April 3, 2007, the company completed the sale of substantially all of the assets of Guild Underwriters Napa Inc., realizing a net gain on investment before income taxes of $5.0.

Year ended December 31, 2006

On December 14, 2006, the company sold 10,165,000 common shares of its OdysseyRe subsidiary in an underwritten secondary public offering at a price of $34.60 per share, generating net proceeds of $337.6 and a pre-tax gain of $69.7. This transaction reduced the company’s ownership of OdysseyRe from 80.1% to 59.6% at December 31, 2006.

On February 7, 2006, subsidiaries of the company sold their remaining 3.8 million shares of Zenith National Insurance Corp. (“Zenith National”) at $50.38 per share for net proceeds of $193.8, resulting in a net gain on investment before income taxes and non-controlling interests of $137.3.

On January 5, 2006, Advent, through an underwritten public offering, issued equity for proceeds of $51.5 (£30.0 million) at $0.34 (20 pence) per share, with the company purchasing its pro rata share at a cost of $24.7 (£14.0 million). On December 12, 2006, Advent issued equity pursuant to an underwritten public offering for proceeds of $18.7 (£9.6 million) at $0.51 (26 pence) per share with the company purchasing shares at a cost of $4.0 (£2.0 million). These transactions reduced the company’s ownership of Advent from 46.8% to 44.5% at December 31, 2006.

18.	Financial Risk Management

The primary goals of the company’s financial risk management are to ensure that the outcomes of activities involving elements of risk are consistent with the company’s objectives and risk tolerance, while maintaining an appropriate risk/reward balance and protecting the company’s consolidated balance sheet from events that have the potential to materially impair its financial strength. Balancing risk and reward is achieved through identifying risk appropriately, aligning risk tolerances with business strategy, diversifying risk, pricing appropriately for risk, mitigating risk through preventive controls and transferring risk to third parties. Notwithstanding the decline in worldwide equity markets and the uncertainty resulting from global credit issues, there were no significant changes in the types of the company’s risk exposures and processes for managing those risks during 2008 compared to those identified in 2007.

The company’s exposure to potential loss from financial instruments, including exposures arising from its insurance and reinsurance operations and exposures related to its investment activities, primarily relates to underwriting risk, credit risk, liquidity risk and various market risks, including interest rate, credit quality and equity market fluctuation risk, and foreign currency risk.

Financial risk management objectives are achieved through a two tiered system, with detailed risk management processes and procedures at the company’s primary operating subsidiaries combined with the analysis of the company-wide aggregation and accumulation of risks at the holding company level. The company’s Chief Risk Officer reports quarterly to Fairfax’s Executive Committee on the key risk exposures. The Executive Committee approves certain policies for overall risk management, as well as policies addressing specific areas such as investments, underwriting, catastrophe risk and reinsurance. The Investment Committee approves policies for the management of market risk (including interest rate, credit quality and equity market risk), the use of derivative and non-derivative financial instruments, and monitors to ensure compliance with relevant regulatory guidelines and requirements. All risk management policies are submitted to the Board of Directors for approval.

Underwriting Risk

Underwriting risk is the risk that the total cost of claims, claims adjustment expenses and premium acquisition expenses will exceed premiums received and can arise as a result of numerous factors, including pricing risk, reserving risk and catastrophe risk.

Pricing risk arises when actual claims experience differs adversely from the assumptions included in pricing calculations. Historically the underwriting results of the property and casualty industry have fluctuated significantly due to the cyclicality of the insurance market. The market cycle is affected by the frequency and severity of losses, levels of capacity and demand, general economic conditions and competition on rates and terms of coverage. The operating companies focus on profitable underwriting using a combination of experienced commercial underwriting staff, pricing models and price adequacy monitoring tools.

Reserving risk arises when actual claims experience differs adversely from the assumptions included in setting reserves, in large part due to the length of time between the occurrence of a loss, the reporting of the loss to the insurer and the ultimate resolution of the claim. Claims provisions are expectations of the ultimate cost of resolution and administration of claims based on an assessment of facts and circumstances then known, a review of historical settlement patterns, estimates of trends in claims severity and frequency, legal theories of liability and other factors. Variables in the reserve estimation process can be affected by both internal and external events, such as changes in claims handling procedures, economic inflation, legal trends, legislative changes, inclusion of exposures not contemplated at the time of policy inception and significant changes in severity or frequency of claims relative to historical trends. Due to the amount of time between the occurrence of a loss, the actual reporting of the loss and the ultimate payment, provisions may ultimately develop differently from the actuarial assumptions made when initially estimating the provision for claims. The company’s provision for claims is reviewed separately by, and must be acceptable to, internal actuaries at each operating company, the Chief Actuary at Fairfax and one or more independent actuaries.

Catastrophe risk arises as property and casualty insurance companies may be exposed to large losses arising from man-made or natural catastrophes that could result in significant underwriting losses. The company evaluates potential catastrophic events and assesses the probability of occurrence and magnitude of these events through various modeling techniques and through the aggregation of limits exposed. Each of the operating companies has strict underwriting guidelines for the amount of catastrophe exposure it may assume for any one risk and location. Each of the operating companies manages catastrophe exposure by factoring in levels of reinsurance protection, capital levels and risk tolerances. The company’s head office aggregates catastrophe exposure company-wide and continually monitors the group exposure. Currently the company’s objective is to limit its company-wide catastrophe loss exposure such that one year’s aggregate pre-tax net catastrophe losses would not exceed one year’s normalized earnings from operations before income taxes.

Credit Risk

Credit risk is the risk that one party to a financial instrument fails to discharge an obligation and thereby causes financial loss to another party. The company’s exposure to credit risk is concentrated in two specific areas: investment assets and underwriting and operating balances, including on balances recoverable and receivable from reinsurers on ceded losses (including ceded incurred losses, ceded paid losses and ceded unearned premiums) and accounts receivable.

The aggregate gross credit risk exposure at December 31, 2008 (without taking into account amounts pledged to and held by the company as collateral of $1,307.1 (2007 – $2,358.5)) was $21,366.0 (2007 – $23,699.6) and was comprised as follows:

	December 31,
	2008	2007

Gross recoverable from reinsurers	4,234.2	5,038.5
Bonds	8,654.6	10,512.3
Derivatives (primarily credit default swaps)	455.5	1,213.4
Accounts receivable	1,688.7	1,906.9
Cash and short term investments	6,333.0	5,028.5

Total gross exposure	21,366.0	23,699.6

Investments in Debt Instruments

The company’s risk management strategy is to invest primarily in debt instruments of high credit quality issuers and to limit the amount of credit exposure with respect to any one issuer. While the company reviews third party ratings, it carries out its own analysis and does not delegate the credit decision to rating agencies. The company endeavours to

FAIRFAX FINANCIAL HOLDINGS LIMITED

limit credit exposure by imposing fixed income portfolio limits on individual corporate issuers and limits based on credit quality and may, from time to time, invest in credit default swaps to further mitigate credit risk exposure.

The composition of the company’s fixed income portfolio classified according to the higher of each security’s respective S&P and Moody’s issuer credit ratings, is presented below:

	December 31, 2008		December 31, 2007
	Carrying		Carrying
Issuer Credit Rating	value	%	value	%

AAA	6,512.5	75.2	8,814.3	83.8
AA	1,377.8	15.9	1,401.0	13.3
A	194.9	2.3	1.4	0.0
BBB	2.1	0.0	146.1	1.4
BB	10.0	0.1	18.3	0.2
B	232.0	2.7	39.1	0.4
Lower than B and unrated	325.3	3.8	92.1	0.9

Total	8,654.6	100.0	10,512.3	100.0

At December 31, 2008, 93.4% (2007 – 98.5%) of the fixed income portfolio at carrying value was rated investment grade, with 91.1% (2007 – 97.1%) (primarily consisting of government obligations) being rated AA or better. As of December 31, 2008, holdings of fixed income securities in the ten issuers (excluding federal governments) to which the company had the greatest exposure was $2,619.4, which was approximately 13.1% of the total investment portfolio. The exposure to the largest single issuer of corporate bonds held as of December 31, 2008 was $321.1, which was approximately 1.6% of the total investment portfolio.

The consolidated investment portfolio included $4.1 billion in U.S. state, municipal and other tax-exempt bonds, almost all of which were purchased during 2008. Of the $4.0 billion held in the subsidiary investment portfolios at December 31, 2008, approximately $3.5 billion were fully insured by Berkshire Hathaway Assurance Corp. for the payment of interest and principal in the event of issuer default; the company believes that that insurance significantly mitigates the credit risk associated with these bonds.

Subsidiary portfolio investments and holding company investments include $415.0 (2007 – $1,119.1) at fair value of credit default swaps (with a remaining average life of approximately 3.3 years (2007 – 4.0 years)) referenced to various issuers in the banking, mortgage and insurance sectors of the financial services industry, which serve as an economic hedge against declines in the fair value of the company’s financial assets. The company endeavours to limit counterparty risk through the terms of agreements negotiated with the counterparties to its total return swap and credit default swap contracts, pursuant to which the counterparties to these transactions are contractually required to deposit cash or government securities in collateral accounts for the benefit of the company in amounts related to the then current fair value of the total return and credit default swaps. The fair value of this collateral at December 31, 2008, all of which consists of government securities, is $285.1 (2007 – $886.0), $107.6 of which (2007 – nil) the company has the right to sell or repledge, and $177.5 (2007 – $886.0) of which the company does not have the right to sell or repledge.

Reinsurance Recoverables and Receivables

Credit exposure on the company’s reinsurance recoverable and receivable balances existed at December 31, 2008 to the extent that any reinsurer may not be able or willing to reimburse the company under the terms of the relevant reinsurance arrangements. The company has a regular review process to assess the creditworthiness of reinsurers with whom it transacts business. Internal guidelines generally require reinsurers to have strong A.M. Best ratings and maintain capital and surplus exceeding $500.0. Where contractually provided for, the company has collateral for outstanding balances in the form of cash, letters of credit, guarantees or assets held in trust accounts. This collateral may be drawn on for amounts that remain unpaid beyond contractually specified time periods on an individual reinsurer basis.

The company’s reinsurance security department conducts ongoing detailed assessments of current and potential reinsurers and annual reviews on impaired reinsurers, and provides recommendations for uncollectible reinsurance provisions for the group. The reinsurance security department also collects and maintains individual and group reinsurance exposures aggregated across the group. Most of the reinsurance balances for reinsurers rated B++ and lower or which are not rated were inherited by the company on acquisition of a subsidiary. The company’s largest single reinsurer represents 12.5% (2007 - 16.1%) of shareholders’ equity and is rated A+ by A.M. Best.

The company makes provisions against reinsurance recoverables from companies considered to be in financial difficulty. The company recorded a provision for uncollectible reinsurance in 2008 of $15.0 (2007 – $46.2; 2006 - $46.5). The following table presents the $4,234.2 (2007 – $5,038.5) total gross reinsurance recoverable and paid losses receivable classified according to the financial strength rating of the reinsurers:

	December 31, 2008			December 31, 2007
	Gross	Outstanding	Net unsecured	Gross	Outstanding	Net unsecured
	reinsurance	balances for	reinsurance	reinsurance	balances for	reinsurance
	recoverable	which security is	recoverable and	recoverable and	which security is	recoverable and
A.M. Best Rating	and receivable	held	receivable	receivable	held	receivable

A++	187.1	10.9	176.2	263.1	38.9	224.2

A+	1,825.2	301.6	1,523.6	2,066.5	399.2	1,667.3

A	1,041.0	208.3	832.7	1,546.6	619.1	927.5

A-	341.1	94.6	246.5	370.8	78.6	292.2

B++	37.1	4.2	32.9	53.2	6.4	46.8

B+	47.8	19.0	28.8	27.4	3.3	24.1

B or lower	117.3	4.3	113.0	113.0	3.0	110.0

Not rated	925.2	352.9	572.3	897.9	308.9	589.0

Pools & associations	82.6	26.2	56.4	124.3	15.1	109.2

	4,604.4	1,022.0	3,582.4	5,462.8	1,472.5	3,990.3

Provision for uncollectible reinsurance	370.2		370.2	424.3		424.3

	4,234.2		3,212.2	5,038.5		3,566.0

Liquidity Risk

Liquidity risk is the risk that an entity will encounter difficulty in meeting cash flow commitments associated with financial instruments. The company’s liquidity risk management strategy is to ensure that there will be sufficient cash to meet all financial commitments and obligations as they become due. To manage cash flow requirements, the company maintains a portion of invested assets in liquid securities.

The company believes that its cash position, short term investments and marketable securities provide adequate liquidity to meet all of the company’s obligations in 2009. Besides these holding company resources, the holding company expects to continue to receive investment management and administrative fees, investment income on its holdings of cash, short term investments and marketable securities and dividends from its insurance and reinsurance subsidiaries.

The liquidity requirements of the company’s insurance and reinsurance subsidiaries principally relate to the liabilities associated with underwriting, operating costs and expenses, the payment of dividends to the holding company, contributions to their subsidiaries, payment of principal and interest on their outstanding debt obligations and income taxes. Liabilities associated with underwriting include the payment of claims.

Historically, the company’s insurance and reinsurance subsidiaries have used cash flow from operations and sales of investment securities to fund their liquidity requirements. The insurance and reinsurance subsidiaries principal cash inflows from operating activities derive from premiums, commissions and distributions from their subsidiaries. The principal cash inflows from investment activities result from repayments of principal, sales of investments and investment income.

The company’s insurance and reinsurance subsidiaries maintain investment strategies intended to provide adequate funds to pay claims without forced sales of investments. The insurance and reinsurance subsidiaries hold highly liquid, high quality short-term investment securities and other liquid investment grade fixed maturity securities to fund anticipated claim payments and operating expenses. As of December 31, 2008, total insurance and reinsurance portfolio investments were $18.4 billion. These subsidiaries’ investments in inactively traded convertible corporate debentures, limited partnership interests and mortgage backed securities are relatively illiquid. These asset classes represented approximately 4.8% of the carrying value of these subsidiaries portfolio investments as of December 31, 2008.

FAIRFAX FINANCIAL HOLDINGS LIMITED

The following table provides a payment schedule of current and future holding company and subsidiary obligations at December 31, 2008:

	Less than			More than
	1 year	1 - 3 years	3 - 5 years	5 years	Total

Net claims liability	2,739.2	3,221.5	1,916.2	3,166.5	11,043.4
Long term debt obligations – principal	14.4	2.0	406.7	1,392.9	1,816.0
Long term debt obligations – interest	132.0	263.7	236.7	625.7	1,258.1
Operating leases – obligations	48.4	73.3	32.5	76.4	230.6
Other long term liabilities – principal	4.6	12.8	8.7	161.6	187.7
Other long term liabilities – interest	16.2	30.9	29.0	67.4	143.5

	2,954.8	3,604.2	2,629.8	5,490.5	14,679.3

The timing of claims liability payments is not fixed and represents the company’s best estimate. The payment obligations associated with the $1,326.5 of accounts payable and accrued liabilities at December 31, 2008 are generally expected to be discharged during the 2009 fiscal year except for certain balances such as the net accrued liability for defined benefit and post retirement benefit plans ($95.8), which are long term by their nature. The timing of the payment obligations associated with the $355.1 of funds withheld payable to reinsurers at December 31, 2008 are long term in nature.

For further detail on the maturity profile of the company’s fixed income portfolio, net claims liability, long term principal and interest obligations and operating lease obligations, please see notes 3, 5, 8, 9 and 15, respectively to the consolidated financial statements.

Market Risk

Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, the trading price of equity and other securities, credit spreads and foreign currency exchange rates. Market risk is directly influenced by the volatility and liquidity in the markets in which the related underlying assets and liabilities are traded, expectations of future price and yield movements and the composition of the company’s investment portfolio. Following is a discussion of the company’s primary market risk exposures and how those exposures are currently managed.

Interest Rate Risk

Fluctuations in interest rates have a direct impact on the market valuation of the company’s fixed income securities portfolio. As interest rates rise, the market value of fixed income securities portfolios declines and, conversely, as interest rates decline, the market value of fixed income securities portfolios rises. The company’s interest rate risk management strategy is to position its fixed income securities portfolio based on its view of future interest rates and the yield curve, balanced with liquidity requirements. The company may reposition the portfolio in response to changes in the interest rate environment.

Movements in the term structure of interest rates and fluctuations in the value of equity securities affect the level and timing of recognition in earnings and comprehensive income of gains and losses on securities held. Generally, the company’s investment income may be reduced during sustained periods of lower interest rates as higher yielding fixed income securities are called, mature, or are sold and the proceeds are reinvested at lower rates. During periods of rising interest rates, the market value of the company’s existing fixed income securities will generally decrease and gains on fixed income securities will likely be reduced. Losses are likely to be incurred following significant increases in interest rates. General economic conditions, political conditions and many other factors can also adversely affect the stock and bond markets and, consequently, the value of the equity securities and fixed income securities held.

At December 31, 2008, the fair value of the company’s investment portfolio included approximately $8.7 billion of fixed income securities which are subject to interest rate risk. Fluctuations in interest rates have a direct impact on the market values of these securities. As interest rates rise, market values of fixed income portfolios fall, and vice versa. The table below displays the potential impact of market value fluctuations on the company’s fixed income portfolio based on parallel 200 basis point shifts in interest rates up and down, in 100 basis point increments. This analysis was performed on each security individually.

December 31, 2008
		Hypothetical $ change effect on:
				Total fair
	Fair value of	Other	Net	value of
	fixed income	comprehensive	earnings	fixed income	Hypothetical
Change in Interest Rates	portfolio	income (pre-tax)	(pre-tax)	portfolio	% change

200 basis point increase	7,275.6	(518.7)	(860.3)	(1,379.0)	(15.9)
100 basis point increase	7,887.2	(290.5)	(476.9)	(767.4)	(8.9)
No change	8,654.6	–	–	–	–
100 basis point decrease	9,507.0	308.1	544.3	852.4	9.8
200 basis point decrease	10,309.6	650.2	1,004.8	1,655.0	19.1

December 31, 2007
		Hypothetical $ change effect on:
				Total fair
	Fair value of	Other	Net	value of
	fixed income	comprehensive	earnings	fixed income	Hypothetical
Change in Interest Rates	portfolio	income (pre-tax)	(pre-tax)	portfolio	% change

200 basis point increase	9,104.4	(1,229.1)	(178.8)	(1,407.9)	(13.4)
100 basis point increase	9,743.9	(655.6)	(112.8)	(768.4)	(7.3)
No change	10,512.3	–	–	–	–
100 basis point decrease	11,550.2	865.6	172.3	1,037.9	9.9
200 basis point decrease	12,736.3	1,839.5	384.5	2,224.0	21.2

Computations of the prospective effects of hypothetical interest rate changes are based on numerous assumptions, including the maintenance of the level and composition of fixed income security assets at the indicated date, and should not be relied on as indicative of future results.

Certain shortcomings are inherent in the method of analysis presented in the computation of the prospective fair value of fixed rate instruments. Actual values may differ from the projections presented should market conditions vary from assumptions used in the calculation of the fair value of individual securities; such variations include non-parallel shifts in the term structure of interest rates and a change in individual issuer credit spreads.

Market Price Fluctuations

The company’s investment portfolios are managed with a long term, value-oriented investment philosophy emphasizing downside protection. The company has policies to limit and monitor its individual issuer exposures and aggregate equity exposure. Aggregate exposure to single issuers and total equity positions are monitored at the subsidiary level and in aggregate at the company level.

During much of 2008 and immediately preceding years, the company had been concerned with the valuation level of worldwide equity markets, uncertainty resulting from credit issues in the United States and global economic conditions. As protection against a decline in equity markets, the company had held short positions effected by way of equity index-based exchange-traded securities including the SPDRs, U.S. listed common stocks, equity total return swaps and equity index total return swaps, referred to in the aggregate as the company’s equity hedges. The company had purchased short term S&P 500 index call options to limit the potential loss on U.S. equity index total return swaps and the SPDRs short positions and to provide general protection against the short position in common stocks. In November 2008, following significant declines in global equity markets, the company closed substantially all of its equity hedge positions, and during the remainder of the fourth quarter the company increased its investments in equities as a result of the opportunities presented by significant declines in valuations. As at December 31, 2008, the company had aggregate equity holdings with fair value of $4,816.5 (common stocks of $4,241.2 plus investments, at equity of $575.3). As at December 31, 2007, the company had aggregate equity holdings with fair value of $3,338.2 (common stocks of $2,852.5 plus investments, at equity of $485.7) and had short positions in the form of SPDRs, common stocks and total return swaps with an aggregate fair value and notional amount of $2,856.9 (as described in note 4), representing 85.6% of the company’s aggregate equity holdings. In

FAIRFAX FINANCIAL HOLDINGS LIMITED

addition, the company held S&P 500 index call options with a notional amount of $2,480.0 to limit the potential loss on short equity positions as at December 31, 2007.

The table that follows summarizes the potential impact of a 10% change in the company’s equity and equity-related holdings (including equity hedges where appropriate) on the company’s pre-tax other comprehensive income and pre-tax net income for the years ended December 31. Certain shortcomings are inherent in the method of analysis presented, as the analysis is based on the assumptions that the equity and equity-related holdings had increased/decreased by 10% with all other variables held constant and that all the company’s equity and equity-related instruments move according to a one-to-one correlation with global equity markets.

	2008		2007
	Effect on other	Effect on	Effect on other	Effect on
	comprehensive income	net income	comprehensive income	net income
Change in global equity markets	(pre-tax)	(pre-tax)	(pre-tax)	(pre-tax)

10% increase	398.3	8.1	285.3	(285.7)
10% decrease	(398.3)	(8.1)	(285.3)	285.7

Generally, a 10% decline in global equity markets would decrease the value of the company’s equity investment holdings resulting in decreases, in the company’s pre-tax other comprehensive income as the majority of the company’s equity investment holdings are classified as available for sale. Conversely, a 10% increase in global equity markets would generally increase the value of the company’s equity investment holdings resulting in increases in the company’s pre-tax other comprehensive income. For the year ended December 31, 2007, the effect of changes in global equity markets on pre-tax other comprehensive income was substantially offset by the effect on pre-tax net income indicative of the company’s equity hedges effected primarily through positions in derivatives and securities sold but not yet purchased where changes in realized and unrealized gains and losses are recognized in the consolidated statement of earnings.

As of December 31, 2008, the company’s equity related holdings in the ten issuers to which the company had the greatest exposure was $2,465.9 which was approximately 12.4% of the total investment portfolio. The exposure to the largest single issuer of equity related holdings held as of December 31, 2008 was $453.4 which was approximately 2.3% of the total investment portfolio.

Foreign Currency Risk

Foreign currency risk is the risk that the fair value or cash flows of a financial instrument will fluctuate because of changes in exchange rates and produce an adverse effect on earnings and equity when measured in a company’s functional currency.

The company’s foreign currency risk management objective is to mitigate the net earnings impact of foreign currency rate fluctuations. The company has a process to accumulate, on a consolidated basis, all significant asset and liability exposures relating to foreign currencies. These exposures are matched and any net unmatched positions, whether long or short, are identified. The company may then take action to cure an unmatched position through the acquisition of a derivative contract or the purchase or sale of investment assets denominated in the exposed currency. Rarely does the company maintain an unmatched position for extended periods of time.

A portion of the company’s premiums are written in foreign currencies and a portion of the company’s loss reserves are denominated in foreign currencies. Moreover, a portion of the company’s cash and investments are held in currencies other than the U.S. dollar. In general, the company manages foreign currency risk on liabilities by investing in financial instruments and other assets denominated in the same currency as the liabilities to which they relate. The company also monitors the exposure of invested assets to foreign currency risk and limits these amounts as deemed necessary. The company may nevertheless, from time to time, experience gains or losses resulting from fluctuations in the values of these foreign currencies, which may favourably or adversely affect operating results.

In subsidiaries where the U.S. dollar is the functional currency, and to the extent that subsidiary transacts business in currencies other than the U.S. dollar, monetary assets and liabilities of that subsidiary, such as the provision for claims and investments designated or classified as held for trading that are denominated in currencies other than the U.S. dollar, are revalued at the balance sheet date spot foreign exchange rate, with any resulting unrealized gains and losses recorded in the consolidated statement of earnings. Non-U.S. dollar denominated investments classified as available for sale are revalued in the same manner, but resulting unrealized gains and losses are recorded in other comprehensive income until realized, at which time the cumulative foreign exchange gain or loss is reclassified to net gains on investments in the consolidated statement of earnings.

In subsidiaries where the functional currency is other than the U.S. dollar and where that subsidiary is considered to be self-sustaining, unrealized foreign exchange gains and losses on monetary assets and liabilities will be recognized in the same manner as described in the preceding paragraph when those monetary assets and liabilities are denominated in a currency other than that subsidiary’s functional currency. The overall foreign currency exposure embedded in a self-sustaining subsidiary arising on the translation from its functional currency to U.S. dollars is deferred in the currency translation account in accumulated other comprehensive income, a separate component of shareholders’ equity, until such time as that subsidiary is wound up or sold to an unrelated third party.

For the year ended December 31, 2008, a 5% appreciation of the U.S. dollar relative to the primary currencies other than the U.S. dollar in which the company’s operations are conducted (primarily the Canadian dollar, sterling and the euro) would have decreased the company’s pre-tax earnings by approximately $0.8, principally as a result of the effect of that appreciation on the non-U.S. dollar earnings of Fairfax’s operating companies, but also by additional effects of that appreciation on operating companies whose functional currency is other than the U.S. dollar (for example, the Northbridge companies with U.S. dollar-denominated claims reserves, whose functional currency is Canadian dollars, and Advent, whose functional currency is sterling). In addition, for the year ended December 31, 2008, a 5% appreciation of the U.S. dollar as described above would have increased pre-tax other comprehensive loss by approximately $80.0, partly because of the consequential revaluation of investments classified as available for sale, but principally as a result of the change in pre-tax other comprehensive income through the translation into U.S. dollars of the company’s net investment in its self-sustaining operating companies whose functional currency is other than the U.S. dollar (for example, Northbridge and CRC (Bermuda), both of whose functional currency is the Canadian dollar).

For the year ended December 31, 2008, a 5% depreciation of the U.S. dollar as described above would have, for the reasons set out above, increased the company’s pre-tax earnings by approximately $0.8 and decreased pre-tax other comprehensive loss by approximately $80.0.

In both of the preceding scenarios, certain shortcomings are inherent in the method of analysis presented, as the analysis is based on the assumption that the 5% appreciation or depreciation of the U.S. dollar occurred with all other variables held constant.

Capital Management

The company’s objectives when managing capital are first to protect its policyholders, then to protect its bondholders and finally to maximize returns to shareholders. Effective capital management includes measures designed to maintain capital above minimum regulatory levels, above levels required to satisfy issuer credit and financial strength ratings requirements, and above internally determined and calculated risk management levels.

The company’s measurement of capital at December 31, 2008, comprising shareholders’ equity and non-controlling interests, was $6,351.6, compared to $5,843.0 at December 31, 2007.

FAIRFAX FINANCIAL HOLDINGS LIMITED

The company manages its capital based on the following financial measurements and ratios:

	December 31,
	2008		2007

Holding company cash, short term investments and marketable securities, net of short sale and derivative obligations	1,555.0		963.4

Holding company debt	869.6		1,063.2
Subsidiary debt	910.2		915.0
Other long term obligations – holding company	187.7		192.6

Total debt	1,967.5		2,170.8

Net debt	412.5		1,207.4

Common shareholders’ equity	4,866.3		4,121.4
Preferred equity	102.5		136.6
Non-controlling interests	1,382.8		1,585.0

Total equity and non-controlling interests	6,351.6		5,843.0

Net debt/total equity and non-controlling interests	6.5%		20.7%
Net debt/net total capital(1)	6.1%		17.1%
Total debt/total capital(2)	23.7%		27.1%
Interest coverage(3)	16.4	x	11.3	x

(1)	Net total capital is calculated by the company as the sum of total shareholders’ equity, non-controlling interests and net debt.

(2)	Total capital is calculated by the company as the sum of total shareholders’ equity, non-controlling interests and total debt.

(3)	Interest coverage is calculated by the company as the sum of earnings (loss) from operations before income taxes and interest expense divided by interest expense.

In the U.S., the National Association of Insurance Commissioners (NAIC) has developed a model law and risk-based capital (RBC) formula designed to help regulators identify property and casualty insurers that may be inadequately capitalized. Under the NAIC’s requirements, an insurer must maintain total capital and surplus above a calculated threshold or face varying levels of regulatory action. The threshold is based on a formula that attempts to quantify the risk of a company’s insurance, investment and other business activities. At December 31, 2008, the U.S. insurance, reinsurance and runoff subsidiaries had capital and surplus in excess of the regulatory minimum requirement of two times the authorized control level – each subsidiary had capital and surplus in excess of 4.7 times (2007 – 4.9 times) the authorized control level, except for TIG which had 2.4 times (2007 – 2.8 times).

In Canada, property and casualty companies are regulated by the Office of the Superintendent of Financial Institutions on the basis of a minimum supervisory target of 150% of a minimum capital test (MCT) formula. At December 31, 2008, Northbridge’s subsidiaries had a weighted average MCT ratio of 224% of the minimum statutory capital required, compared to 311% at December 31, 2007, well in excess of the 150% minimum supervisory target.

In countries other than the U.S. and Canada where the company operates (the United Kingdom, France, Mexico, Singapore, Hong Kong, Ireland and other jurisdictions), the company met or exceeded the applicable regulatory capital requirements at December 31, 2008.

19.	Segmented Information

The company is a financial services holding company which, through its subsidiaries, is engaged in property and casualty insurance, conducted on a primary and reinsurance basis, and runoff operations, and was until December 31, 2007 engaged in insurance claims management. The company identifies its operating segments by operating company consistent with its management structure. The company has aggregated certain of these operating segments into reporting segments as subsequently described. The accounting policies of the reporting segments are the same as those described in note 2. Transfer prices for inter-segment transactions are set at arm’s length. Geographic premiums are determined based on the domicile of the various subsidiaries and where the primary underlying risk of the business resides.

Insurance

Northbridge – Northbridge is a national commercial property and casualty insurer in Canada providing property and casualty insurance products through its Commonwealth, Federated, Lombard and Markel subsidiaries, primarily in the Canadian market and in selected United States and international markets.

Crum & Forster – Crum & Forster is a national commercial property and casualty insurance company in the United States writing a broad range of commercial coverages. Its subsidiary, Seneca Insurance, provides property and casualty insurance to small businesses and certain specialty coverages.

Fairfax Asia – Included in the Fairfax Asia reporting segment are the company’s operations that underwrite insurance and reinsurance coverages in Hong Kong (Falcon) and Singapore (First Capital). Fairfax Asia includes the company’s 26.0% equity accounted interest in Mumbai-based ICICI Lombard and its 24.9% equity accounted interest in Thailand (Falcon Thailand).

Reinsurance

OdysseyRe – OdysseyRe underwrites reinsurance, providing a full range of property and casualty products on a worldwide basis, and underwrites specialty insurance, primarily in the United States and through the Lloyd’s of London marketplace.

Other – This reporting segment is comprised of Group Re and Advent. Group Re participates in the reinsurance of Fairfax’s subsidiaries by quota share or through participation in those subsidiaries’ third party reinsurance programs on the same terms as third party reinsurers through CRC (Bermuda) (Canadian business) and Wentworth (international business). Group Re also writes third party business. Advent is included in the Reinsurance – Other reporting segment effective from its acquisition by the company on September 11, 2008 and is a reinsurance and insurance company, operating through Syndicate 780 at Lloyd’s, focused on specialty property reinsurance and insurance risks. Effective from its date of acquisition on January 7, 2009, the assets of Polish Re will be included in the Reinsurance – Other segment.

Runoff

The runoff reporting segment comprises nSpire Re (which fully reinsures the U.K. and international runoff operations, conducted primarily through RiverStone (UK)) and the U.S. runoff company formed on the merger of TIG and IIC combined with Old Lyme and Fairmont. The U.K. and international runoff operations have reinsured their reinsurance portfolios to nSpire Re to provide consolidated investment and liquidity management services, with the RiverStone Group retaining full responsibility for all other aspects of the business. The runoff reporting segment also reflects the runoff of nSpire Re’s Group Re participation.

Group Re assets of approximately $822.9 were reclassified effective January 1, 2007, with restatement of prior periods, from the Runoff and Other reporting segment to the Reinsurance – Other reporting segment. At January 1, 2007, the Runoff and Other reporting segment then became the Runoff reporting segment. Effective January 1, 2008 nSpire Re (U.S. business) assets of approximately $142.6 were reclassified to the Runoff reporting segment from Reinsurance — Other. Prior periods have not been restated to reflect this transfer.

Other

For the year ended December 31, 2008, the Other reporting segment includes Ridley since its acquisition on November 4, 2008. Ridley is engaged in the animal nutrition business and operates in the U.S. and Canada. For the years ended December 31, 2007 and 2006, the Other reporting segments comprised Cunningham Lindsey and its operating companies, which is engaged in the claims adjusting, appraisal and loss management business. Commencing December 31, 2007, the identifiable assets associated with the company’s claims management business were reclassified to the Corporate and other reporting segment consistent with equity accounting for 44.6% of Cunningham Lindsey’s operating companies, pursuant to the transaction described in note 17. Prior periods have not been restated to reflect this transfer.

Corporate and Other

Corporate and Other includes the parent entity (Fairfax Financial Holdings Limited), its subsidiary intermediate holding companies, Hamblin Watsa, an investment management company and MFXchange, a technology company.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Reporting Segment

An analysis of net earnings by reporting segment for the years ended December 31 is shown below:

2008

	Insurance			Reinsurance						Eliminations
		Crum &	Fairfax			Ongoing			Corporate	and
	Northbridge	Forster	Asia	OdysseyRe	Other	operations	Runoff	Other	and other	adjustments	Consolidated

Net premiums earned	1,076.1	1,005.0	84.6	2,076.4	269.6	4,511.7	–	–	–	–	4,511.7
Underwriting expenses	(1,154.8)	(1,182.2)	(77.9)	(2,149.9)	(404.6)	(4,969.4)	–	–	–	–	(4,969.4)

Underwriting profit (loss)	(78.7)	(177.2)	6.7	(73.5)	(135.0)	(457.7)	–	–	–	–	(457.7)

Interest income	94.4	107.4	5.6	256.2	30.1	493.7	71.2	–	42.1	–	607.0
Dividends	23.0	23.8	2.1	31.1	1.1	81.1	10.0	–	(15.1)	–	76.0
Earnings (loss) on investments, at equity	0.6	(32.2)	(4.9)	(13.2)	1.4	(48.3)	(4.2)	–	3.1	–	(49.4)
Expenses	(10.1)	(12.8)	(1.2)	(23.8)	(2.5)	(50.4)	(8.8)	–	(1.3)	53.3	(7.2)

Interest and dividends	107.9	86.2	1.6	250.3	30.1	476.1	68.2	–	28.8	53.3	626.4

Other
Revenue	–	–	–	–	–	–	17.4	99.4	53.3	(53.3)	116.8
Expenses	–	–	–	–	–	–	(165.8)	(98.0)	–	–	(263.8)

	–	–	–	–	–	–	(148.4)	1.4	53.3	(53.3)	(147.0)

Operating income (loss) before:	29.2	(91.0)	8.3	176.8	(104.9)	18.4	(80.2)	1.4	82.1	–	21.7
Net gains (losses) on investments	66.5	605.7	3.2	785.9	118.1	1,579.4	472.8	–	689.1	(20.8)	2,720.5
Interest expense	–	(28.3)	–	(34.2)	(2.6)	(65.1)	–	(0.4)	(93.1)	–	(158.6)
Corporate overhead and other	(14.5)	(8.8)	(5.5)	(13.9)	(1.9)	(44.6)	–	–	(94.7)	–	(139.3)

Pre-tax income (loss)	81.2	477.6	6.0	914.6	8.7	1,488.1	392.6	1.0	583.4	(20.8)	2,444.3
Income taxes											(755.6)
Non-controlling interests											(214.9)

Net earnings											1,473.8

2007

	Insurance			Reinsurance						Eliminations
		Crum &	Fairfax			Ongoing			Corporate	and
	Northbridge	Forster	Asia	OdysseyRe	Other	operations	Runoff	Other	and other	adjustments	Consolidated

Net premiums earned	1,017.1	1,187.4	68.7	2,120.5	258.4	4,652.1	–	–	–	–	4,652.1
Underwriting expenses	(939.1)	(1,110.4)	(48.4)	(2,025.8)	(247.1)	(4,370.8)	–	–	–	–	(4,370.8)

Underwriting profit	78.0	77.0	20.3	94.7	11.3	281.3	–	–	–	–	281.3

Interest income	105.1	116.8	9.7	298.4	32.8	562.8	89.8	–	27.4	–	680.0
Dividends	19.1	20.9	1.2	21.6	0.5	63.3	11.3	–	7.1	–	81.7
Earnings (loss) on investments, at equity	3.9	3.7	7.3	10.5	(3.4)	22.0	(1.1)	–	(13.2)	–	7.7
Expenses	(8.9)	(8.0)	(0.8)	(21.2)	(4.8)	(43.7)	(8.4)	–	(2.0)	45.7	(8.4)

Interest and dividends	119.2	133.4	17.4	309.3	25.1	604.4	91.6	–	19.3	45.7	761.0

Other
Revenue	–	–	–	–	–	–	(3.3)	434.5	45.7	(45.7)	431.2
Expenses	–	–	–	–	–	–	(192.5)	(401.5)	–	–	(594.0)

	–	–	–	–	–	–	(195.8)	33.0	45.7	(45.7)	(162.8)

Operating income (loss) before:	197.2	210.4	37.7	404.0	36.4	885.7	(104.2)	33.0	65.0	–	879.5
Net gains (losses) on investments	188.2	250.3	(0.3)	554.6	8.5	1,001.3	291.8	(7.6)	371.2	(17.3)	1,639.4
Interest expense	–	(51.0)	–	(37.7)	–	(88.7)	–	(15.7)	(105.1)	–	(209.5)
Corporate overhead and other	(12.4)	(9.6)	(3.2)	(13.8)	–	(39.0)	–	–	(110.0)	–	(149.0)

Pre-tax income (loss)	373.0	400.1	34.2	907.1	44.9	1,759.3	187.6	9.7	221.1	(17.3)	2,160.4
Income taxes											(711.1)
Non-controlling interests											(353.5)

Net earnings											1,095.8

2006

	Insurance			Reinsurance						Eliminations
		Crum &	Fairfax			Ongoing			Corporate	and
	Northbridge	Forster	Asia	OdysseyRe	Other	operations	Runoff	Other	and other	adjustments	Consolidated

Net premiums earned	1,025.8	1,114.0	67.3	2,225.8	332.4	4,765.3	–	–	–	–	4,765.3
Underwriting expenses	(1,005.3)	(1,027.8)	(52.8)	(2,148.8)	(318.0)	(4,552.7)	–	–	–	–	(4,552.7)

Underwriting profit	20.5	86.2	14.5	77.0	14.4	212.6	–	–	–	–	212.6

Interest income	88.8	130.3	7.0	252.3	28.1	506.5	87.2	–	16.5	–	610.2
Dividends	11.6	16.9	1.6	27.6	1.6	59.3	8.9	–	4.4	–	72.6
Earnings (loss) on investments, at equity	7.8	27.8	(2.6)	39.9	–	72.9	4.7	–	0.4	–	78.0
Expenses	(7.4)	(18.5)	(2.7)	(21.4)	(2.6)	(52.6)	(11.5)	–	(3.2)	53.0	(14.3)

Interest and dividends	100.8	156.5	3.3	298.4	27.1	586.1	89.3	–	18.1	53.0	746.5

Other
Revenue	–	–	–	–	–	–	85.3	371.3	53.0	(53.0)	456.6
Expenses	–	–	–	–	–	–	(689.5)	(353.7)	–	–	(1,043.2)

	–	–	–	–	–	–	(604.2)	17.6	53.0	(53.0)	(586.6)

Operating income (loss) before:	121.3	242.7	17.8	375.4	41.5	798.7	(514.9)	17.6	71.1	–	372.5
Net gains (losses) on investments	115.1	271.4	14.2	358.9	18.9	778.5	132.7	–	36.0	(111.9)	835.3
Interest expense	–	(33.0)	–	(37.5)	–	(70.5)	–	(14.7)	(125.2)	–	(210.4)
Corporate overhead and other	(9.8)	(8.1)	(3.3)	(18.8)	–	(40.0)	–	–	(78.8)	–	(118.8)

Pre-tax income (loss)	226.6	473.0	28.7	678.0	60.4	1,466.7	(382.2)	2.9	(96.9)	(111.9)	878.6
Income taxes											(485.6)
Non-controlling interests											(165.5)

Net earnings											227.5

A reconciliation of total revenue of the reporting segments to the company’s consolidated revenue for the years ended December 31 is shown below:

	2008	2007	2006

Revenues for reporting segments
Net premiums earned	4,511.7	4,652.1	4,765.3
Interest and dividends	626.4	761.0	746.5
Other revenue per reportable segment	116.8	431.2	456.6
Net gains on investments	2,720.5	1,639.4	835.3

Total consolidated revenues	7,975.4	7,483.7	6,803.7

Reporting Segment

An analysis of significant non-cash items by reporting segment for the years ended December 31, is shown below:

					Depreciation of premises &
		Earnings (losses) from investments,			equipment & amortization of			Impairment of available for sale
		at equity			intangible assets			securities
		2008	2007	2006	2008	2007	2006	2008	2007	2006

Insurance	– Canada (Northbridge)	0.6	3.9	7.8	3.5	6.8	6.9	273.6	21.1	–
	– U.S. (Crum & Forster)	(32.2)	3.7	27.8	3.8	1.3	1.3	196.6	23.6	9.6
	– Asia (Fairfax Asia)	(4.9)	7.3	(2.6)	0.7	0.5	0.3	1.9	–	–
Reinsurance	– OdysseyRe	(13.2)	10.5	39.9	6.6	9.5	5.1	358.7	54.5	28.2
	– Other	1.4	(3.4)	–	–	–	–	8.9	–	–

Ongoing operations		(48.3)	22.0	72.9	14.6	18.1	13.6	839.7	99.2	37.8
Runoff		(4.2)	(1.1)	4.7	1.7	2.1	3.6	76.5	3.4	–
Other		–	–	–	0.7	4.3	4.6	–	–	–
Corporate and other		3.1	(13.2)	0.4	5.4	2.5	3.1	80.2	–	–

Consolidated		(49.4)	7.7	78.0	22.4	27.0	24.9	996.4	102.6	37.8

FAIRFAX FINANCIAL HOLDINGS LIMITED

Crum & Forster commuted an aggregate stop loss contract in 2008 and recorded a non-cash pre-tax charge of $84.2. In 2006, Fairfax exercised its right to commute the Swiss Re corporate adverse development cover and the accounting effect of the commutation was a non-cash pre-tax and after-tax charge of $412.6 which is included in the Runoff reporting segment.

An analysis of segment assets and investments, at equity by reporting segment for the years ended December 31, is shown below:

		Segment assets		Investments, at equity
		2008	2007	2008	2007

Insurance	– Canada (Northbridge)	4,380.1	5,571.4	2.5	3.0
	– U.S. (Crum & Forster)	5,363.9	6,472.0	17.4	114.2
	– Asia (Fairfax Asia)	641.8	534.5	75.4	65.0
Reinsurance	– OdysseyRe	9,944.9	9,485.6	36.7	89.1
	– Other	1,544.3	1,141.6	–	16.3

Ongoing operations		21,875.0	23,205.1	132.0	287.6
Runoff		5,483.6	5,601.5	–	24.5
Other		262.6	202.4	–	58.8
Corporate and other		(315.8)	(1,067.2)	87.3	37.1

Consolidated		27,305.4	27,941.8	219.3	408.0

Product Line

An analysis of revenue by product line for years ended December 31, is presented below:

		Property			Property non-proportional			Casualty			Automobile			General liability
		2008	2007	2006	2008	2007	2006	2008	2007	2006	2008	2007	2006	2008	2007	2006

Net premiums earned
Insurance	– Northbridge	256.1	227.6	251.7	0.1	0.1	0.4	–	–	–	498.3	477.6	479.1	234.6	238.7	230.1
	– Crum & Forster	242.8	342.9	295.4	–	–	–	117.7	103.9	43.9	187.2	210.7	206.1	196.5	227.8	246.2
	– Fairfax Asia	10.7	10.7	9.6	–	–	–	11.0	9.0	9.7	9.4	6.4	7.6	6.4	5.9	5.5
Reinsurance	– OdysseyRe	368.1	359.9	386.0	751.5	741.4	776.5	0.4	(0.1)	–	186.0	211.3	230.9	583.0	591.0	621.1
	– Other	35.8	26.5	29.8	64.9	30.8	82.1	0.8	–	–	73.8	81.3	163.0	78.9	103.9	32.0

Ongoing operations		913.5	967.6	972.5	816.5	772.3	859.0	129.9	112.8	53.6	954.7	987.3	1,086.7	1,099.4	1,167.3	1,134.9
Runoff		(0.8)	(0.2)	24.9	0.1	–	–	(0.5)	0.3	4.3	0.2	0.5	16.8	4.8	(0.1)	9.3

Total net premiums earned		912.7	967.4	997.4	816.6	772.3	859.0	129.4	113.1	57.9	954.9	987.8	1,103.5	1,104.2	1,167.2	1,144.2

		Workers’ compensation			Marine and aerospace			Other			Total
		2008	2007	2006	2008	2007	2006	2008	2007	2006	2008	2007	2006

Net premiums earned
Insurance	– Northbridge	–	–	–	77.9	64.4	58.1	9.1	8.7	6.4	1,076.1	1,017.1	1,025.8
	– Crum & Forster	219.8	261.0	283.4	20.0	21.7	22.0	21.0	19.4	17.0	1,005.0	1,187.4	1,114.0
	– Fairfax Asia	18.0	18.6	22.7	23.8	13.9	9.7	5.3	4.2	2.5	84.6	68.7	67.3
Reinsurance	– OdysseyRe	3.7	18.1	(0.7)	113.9	124.7	127.3	69.8	74.2	84.7	2,076.4	2,120.5	2,225.8
	– Other	(1.7)	3.8	3.8	8.8	2.0	10.0	8.3	10.1	11.7	269.6	258.4	332.4

Ongoing operations		239.8	301.5	309.2	244.4	226.7	227.1	113.5	116.6	122.3	4,511.7	4,652.1	4,765.3
Runoff		12.4	(4.1)	25.5	0.8	–	3.8	0.4	0.3	0.7	17.4	(3.3)	85.3

Total net premiums earned		252.2	297.4	334.7	245.2	226.7	230.9	113.9	116.9	123.0	4,529.1	4,648.8	4,850.6
Interest and dividends											626.4	761.0	746.5
Net gains on investments											2,720.5	1,639.4	835.3
Other											99.4	434.5	371.3

Total consolidated revenues											7,975.4	7,483.7	6,803.7

Geographic Region

An analysis of revenue by geographic region for the years ended December 31, is shown below:

		Canada			United States			International			Total
		2008	2007	2006	2008	2007	2006	2008	2007	2006	2008	2007	2006

Net premiums earned
Insurance	– Northbridge	1,024.5	974.5	950.0	51.3	40.7	61.5	0.3	1.9	14.3	1,076.1	1,017.1	1,025.8
	– Crum & Forster	–	–	–	1,005.0	1,187.4	1,114.0	–	–	–	1,005.0	1,187.4	1,114.0
	– Fairfax Asia	–	–	–	–	–	–	84.6	68.7	67.3	84.6	68.7	67.3
Reinsurance	– OdysseyRe	41.2	42.7	37.7	1,154.1	1,227.9	1,323.2	881.1	849.9	864.9	2,076.4	2,120.5	2,225.8
	– Other	161.5	204.1	236.0	88.3	49.3	85.1	19.8	5.0	11.3	269.6	258.4	332.4

Ongoing operations		1,227.2	1,221.3	1,223.7	2,298.7	2,505.3	2,583.8	985.8	925.5	957.8	4,511.7	4,652.1	4,765.3
Runoff		(0.2)	–	–	17.6	(3.3)	86.4	–	–	(1.1)	17.4	(3.3)	85.3

		1,227.0	1,221.3	1,223.7	2,316.3	2,502.0	2,670.2	985.8	925.5	956.7	4,529.1	4,648.8	4,850.6
Interest and dividends											626.4	761.0	746.5
Net gains on investments											2,720.5	1,639.4	835.3
Other											99.4	434.5	371.3

Total consolidated revenues											7,975.4	7,483.7	6,803.7

Allocation of revenue		27.1%	26.3%	25.2%	51.1%	53.8%	55.1%	21.8%	19.9%	19.7%

FAIRFAX FINANCIAL HOLDINGS LIMITED

20.	US GAAP Reconciliation

The consolidated financial statements of the company have been prepared in accordance with Canadian GAAP which are different in some respects from those applicable in the United States, as described below.

Consolidated Statements of Net Earnings and Comprehensive Income

The following shows the net earnings and the comprehensive income for the years ended December 31 in accordance with US GAAP:

	2008	2007	2006

Net earnings, Canadian GAAP	1,473.8	1,095.8	227.5
Recoveries on retroactive reinsurance(a)	30.8	16.0	465.8
Equity accounting(b)	(7.2)	–	–
Fair value of derivatives embedded within bond investments(c)	–	–	(3.1)
Other than temporary declines(d)	–	–	7.9
Other differences(e)	7.5	(11.1)	(6.5)
Tax effect(f)	(9.6)	(2.0)	(37.2)

Net earnings, US GAAP	1,495.3	1,098.7	654.4

Other comprehensive income (loss), Canadian GAAP	(468.3)	298.8	31.9
Pension liability adjustment pursuant to SFAS 158(g)	25.3	22.6	–
Unrealized net appreciation (depreciation) of investments(h)	–	–	(221.9)
Minimum pension liability(i)	–	–	(5.2)
Other differences	–	2.4	–

Other comprehensive income (loss), US GAAP	(443.0)	323.8	(195.2)

Comprehensive income, US GAAP	1,052.3	1,422.5	459.2

Net earnings per common share – basic, US GAAP	$81.57	$61.37	$36.20

Net earnings per common share – diluted, US GAAP	$80.71	$58.54	$34.73

The effect of the significant differences between consolidated net earnings under Canadian GAAP and consolidated net earnings under US GAAP are as follows:

(a)	Under Canadian GAAP, recoveries on certain stop loss reinsurance treaties are recorded at the same time as the claims incurred are ceded. Under US GAAP, these recoveries, which are considered to be retroactive reinsurance, are recorded up to the amount of the premium paid with the excess of the ceded liabilities over the premium paid recorded as a deferred gain. The deferred gain is amortized to income over the estimated settlement period over which the company expects to receive the recoveries and is recorded in accounts payable and accrued liabilities.

Included in recoveries on retroactive reinsurance for the year ended December 31, 2008 is pre-tax income of $8.8 related to the release of the unamortized deferred gain in connection with the commutation by Crum & Forster in the second quarter as described in note 6. The non-cash pre-tax charge under US GAAP related to this commutation was therefore $75.4.

The fourth quarter of 2008 reflects pre-tax income of $11.8 related to the release of a portion of an unamortized deferred gain caused by a decrease in the losses ceded to the underlying retroactive reinsurance contract.

The Swiss Re corporate adverse development cover was commuted as described in note 6 in July 2006. The loss of $412.6 recorded under Canadian GAAP has been reversed and the related deferred gain of $429.9 at that date under US GAAP was eliminated. The pre-tax gain under US GAAP related to the commutation of the Swiss Re corporate adverse development cover was $17.3.

(b)	Under Canadian GAAP, certain of the company’s investments in partnership trusts that do not have a quoted price in an active market are accounted for on the cost basis. Canadian GAAP requires the use of the equity method of accounting when the company is deemed to exert significant influence over the investee, whereas US GAAP requires the use of the equity method to account for such investments when the equity interest is more than minor. As a result of these differing requirements, a pre-tax loss of $7.2 was recognized in the fourth quarter of 2008 under US GAAP for one of the company’s investments in a partnership trust, whereas under Canadian GAAP, this investment is recorded at cost.

(c)	Prior to January 1, 2007, under Canadian GAAP convertible bond securities and other fixed income securities with embedded derivatives which were held as investments were carried at amortized cost. Under US GAAP, changes in the fair value attributable to the embedded option in a convertible bond or other security were recognized in earnings through net gains (losses) on investments with the host debt instrument accounted for as described in (h) below. Canadian GAAP and US GAAP were converged for convertible bonds and other fixed income securities with embedded derivatives beginning January 1, 2007.

(d)	Under Canadian and US GAAP, other than temporary declines in the value of investment securities are recorded in earnings if they have persisted over a period of time and factors indicate that recovery is uncertain. Prior to January 1, 2007 under Canadian GAAP, the cost or amortized cost of investment securities considered to be impaired on an other than temporary basis was reduced to net realizable value with a corresponding charge to earnings. Under US GAAP, the cost of investment securities was written down to quoted market value when determined to be impaired on an other than temporary basis. Differences in the amounts recorded between Canadian and US GAAP were reversed when the related securities were sold. Canadian GAAP and US GAAP were converged for other than temporary declines beginning January 1, 2007. There were no carryforward differences at December 31, 2006.

(e)	Included in other differences for the year ended December 31, 2008 is income of $5.2 related to the release of the “FIN 48” (FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB No. 109) reserve established on January 1, 2007 for a tax position which is no longer uncertain at December 31, 2008.

Included in other differences for the year ended December 31, 2007 are cost base adjustments to the company’s investment in Hub related to the valuation of embedded derivatives of $12.7 which reduced the realized gain on sale from $220.5 under Canadian GAAP to $207.8 under US GAAP.

Included in other differences for the year ended December 31, 2006 are cost base adjustments of $10.3 recognized in connection with the OdysseyRe secondary offering which reduced the realized gain on the OdysseyRe secondary offering from $69.7 under Canadian GAAP to $59.4 under US GAAP.

(f)	Differences between consolidated net earnings under Canadian GAAP and consolidated net earnings under US GAAP are shown net of the following provision for income taxes for the years ended December 31:

	2008	2007	2006

Recoveries on retroactive reinsurance(a)	(10.7)	(5.6)	(36.3)
Equity accounting(b)	1.1	–	–
Fair value of derivatives embedded within bond investment(c)	–	–	2.3
Other than temporary declines(d)	–	–	(2.7)
Other differences(e)	–	3.6	(0.5)

	(9.6)	(2.0)	(37.2)

(g)	Effective December 31, 2006, US GAAP, FASB Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R) (“SFAS 158”) requires the recognition of a net liability or asset to report the funded status of a company’s defined benefit pension and other post retirement benefit plans on its balance sheet with an offsetting adjustment to accumulated other comprehensive income in shareholders’ equity. This adjustment records the change in pension balances for the years ended December 31, 2008 and December 31, 2007.

FAIRFAX FINANCIAL HOLDINGS LIMITED

(h)	Prior to January 1, 2007, portfolio investments were carried at cost or amortized cost under Canadian GAAP net of any provisions for declines in value which were considered to be other than temporary. Under US GAAP, portfolio investments (excluding equity accounted investments) were classified as available for sale and recorded at their fair value based on quoted market prices with unrealized gains and losses, net of taxes, included in other comprehensive income through shareholders’ equity. Canadian GAAP and US GAAP were converged with respect to classification and measurement of available for sale securities beginning January 1, 2007 (see note 2).

(i)	For defined benefit plans prior to December 31, 2006, US GAAP required that an unfunded accumulated benefit obligation be recorded as additional minimum liability and the excess of the unfunded accumulated benefit obligation over the unrecognized prior service cost be recorded in other comprehensive income. The actuarial valuation of the accumulated benefit obligation is based on current and past compensation levels and service rendered to date.

Consolidated Balance Sheets

The following shows the consolidated balance sheet amounts in accordance with US GAAP, setting out individual amounts where different from the amounts reported under Canadian GAAP:

	December 31, 2008			December 31, 2007
	Canadian			Canadian
	GAAP	Differences	US GAAP	GAAP	Differences	US GAAP

Assets
Holding company cash, short term investments and marketable securities	1,564.2	–	1,564.2	971.8	–	971.8
Portfolio investments
Common stocks(i)	3,816.9	(257.8)	3,559.1	2,617.5	–	2,617.5
Investments, at equity(i)	219.3	251.9	471.2	408.0	0.9	408.9
All other portfolio investments	14,378.8	–	14,378.8	16,066.2	–	16,066.2
Future income taxes(ii)	699.4	56.1	755.5	344.3	72.5	416.8
Goodwill and intangible assets(iii)	123.2	29.6	152.8	89.4	29.6	119.0
All other assets	6,503.6	–	6,503.6	7,444.6	–	7,444.6

	27,305.4	79.8	27,385.2	27,941.8	103.0	28,044.8

Liabilities
Accounts payable and accrued liabilities(iv)	1,326.5	152.0	1,478.5	1,232.6	214.4	1,447.0
Income taxes payable	656.3	–	656.3	68.9	8.7	77.6
Long term debt – holding company borrowings(v)	869.6	–	869.6	1,063.2	51.5	1,114.7
All other liabilities	17,931.6	–	17,931.6	19,559.4	–	19,559.4

	20,784.0	152.0	20,936.0	21,924.1	274.6	22,198.7

Mandatorily redeemable shares of TRG	169.8	–	169.8	174.7	–	174.7
Non-controlling interests	1,382.8	(2.2)	1,380.6	1,585.0	(3.5)	1,581.5

	1,552.6	(2.2)	1,550.4	1,759.7	(3.5)	1,756.2

Shareholders’ Equity	4,968.8	(70.0)	4,898.8	4,258.0	(168.1)	4,089.9

	27,305.4	79.8	27,385.2	27,941.8	103.0	28,044.8

The difference in consolidated shareholders’ equity is as follows:

	December 31,
	2008	2007

Shareholders’ equity based on Canadian GAAP	4,968.8	4,258.0
Accumulated other comprehensive income	(19.4)	(44.7)
Reduction of common stock on conversion of debentures(v)	(6.6)	–
Reduction of other paid in capital(v)	–	(57.9)
Cumulative reduction in net earnings under US GAAP(vi)	(44.0)	(65.5)

Shareholders’ equity based on US GAAP	4,898.8	4,089.9

The difference in consolidated accumulated other comprehensive income is as follows:

	December 31,
	2008	2007

Pension liability adjustment pursuant to SFAS 158	(29.3)	(61.4)
Related deferred income taxes	9.9	16.7

	(19.4)	(44.7)

Amounts recognized in accumulated other comprehensive income relating to defined benefit pension and other post retirement benefit plans consist of:

	December 31,
	2008	2007

Net actuarial loss	(34.3)	(60.5)
Prior service costs	3.7	(0.1)
Transitional amounts	1.3	(0.8)

Total	(29.3)	(61.4)

(i)	Under Canadian GAAP, the company’s investment of $177.1 in partnership trusts that do not have a quoted price in an active market are accounted for on the cost basis, whereas US GAAP requires the use of the equity method to account for such investments in partnership trusts.

The company’s investment of $80.7 in limited partnerships whose fair value can be reliably measured are recorded in the consolidated balance sheet as common stocks designated as held for trading. US GAAP requires the use of the equity method to account for such investments.

(ii)	The differences are comprised principally of deferred tax adjustments of $42.4 (2007 – $53.1) related to the unamortized deferred gain on retroactive reinsurance contracts and $9.9 (2007 – $16.7) related to the pension liability adjustment pursuant to SFAS 158.

(iii)	The differences result from differences between Canadian and US GAAP related to the purchase equation on the acquisition of TIG in 1999 including a reduction of goodwill related to foreign exchange losses realized on foreign exchange contracts that hedged the acquisition funding which were recorded as goodwill for Canadian GAAP. These foreign exchange contracts are not considered a hedge for purposes of US GAAP and as a result, the goodwill recognized under Canadian GAAP has been reclassified as a charge to opening retained earnings for US GAAP.

(iv)	The differences are comprised of the unamortized deferred gain on retroactive reinsurance contracts of $121.3 (2007 – $152.1) and the pension liability adjustment pursuant to SFAS 158 of $30.7 (2007 – $62.3).

(v)	Under Canadian GAAP, the value of the conversion option of the company’s 5.0% convertible senior debentures of $57.9 was included in paid in capital. Under US GAAP, the full principal amount of the debentures was included in holding company debt. Upon conversion of the 5.0% convertible senior debentures in February 2008, the full principal amount thereof was reclassified as an increase to common stock under US GAAP. The impact on common stock of the conversion under Canadian and US GAAP is

FAIRFAX FINANCIAL HOLDINGS LIMITED

similar; however, the accretion of the long term debt component recognized under Canadian GAAP in prior years has resulted in a permanent US GAAP adjustment decreasing common stock under Canadian GAAP by $6.6 with a corresponding increase in the cumulative reduction of net earnings under US GAAP.

(vi)	Comprised principally of the cumulative impact of negative US GAAP adjustments of $78.9 (2007 – $98.9) related to the accounting for retroactive reinsurance contracts, partially offset by positive US GAAP adjustments of $32.2 (2007 – $32.2) related to the purchase equation on the acquisition of TIG in 1999.

Statement of Cash Flows

There are no significant differences on the consolidated statement of cash flows under US GAAP as compared to Canadian GAAP.

Accounting Pronouncements adopted in 2008

In September 2006, the Financial Accounting Standard Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 also establishes a fair value hierarchy that prioritizes the inputs used in valuation techniques. The fair value hierarchy is designed to indicate the relative reliability of fair value measurement and is substantially the same as the fair value hierarchy described in note 3. Each level of reliability as described in note 3 corresponds to a SFAS 157 level indicated in parenthesis as follows: quoted prices (Level 1), significant other observable inputs (Level 2) and significant unobservable inputs (Level 3). The adoption of SFAS 157 on January 1, 2008 did not materially affect the company’s financial position or results of operations under US GAAP at December 31, 2008 or for the year then ended.

In February 2008, the FASB issued FASB Staff Position FAS 157-2, Effective Date of FASB Statement No. 157 (“FSP FAS 157-2”), which permits a one year deferral of the application of SFAS 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). This deferral is effective until fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. At that time, the provisions of SFAS 157 will apply to non-financial assets and non-financial liabilities that are measured at fair value on a non-recurring basis. The company does not expect that the adoption of SFAS 157 for non-financial assets and non-financial liabilities will have a material impact on its financial position or results of operations under US GAAP.

In October 2008, the FASB issued FASB Staff Position FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active (“FSP FAS 157-3”), which clarifies the application of SFAS 157 and provides guidance in determining the fair value of a financial asset when the market for that financial asset is not active. FSP FAS 157-3 is effective upon issuance, including prior periods for which financial statements have not been issued. The adoption of FSP FAS 157-3 did not affect the company’s financial position or results of operations under US GAAP at December 31, 2008 or for the year then ended.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115 (“SFAS 159”), which provides a company the option, primarily on an instrument-by-instrument basis, to measure at fair value many financial instruments and certain other items that are not otherwise accounted for at fair value under other accounting standards. The election to use the fair value option is available at specified election dates, such as when an entity first recognizes a financial instrument. Once the election is made, subsequent changes in fair value are recorded through earnings. Additionally, SFAS 159 allows for a one-time election for existing eligible financial instruments upon adoption, with the transition adjustment recorded to beginning retained earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The adoption of SFAS 159 did not affect the company’s financial position or results of operations under US GAAP at December 31, 2008 or for the year then ended.

Accounting pronouncements to be adopted in the future

In December 2007, the FASB issued SFAS 141 (revised 2007), Business Combinations as amended in February 2009 (“SFAS 141(R)”), which replaces SFAS 141, Business Combinations (“SFAS 141”), and SFAS 160, Non-controlling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (“SFAS 160”). SFAS 141(R) and

SFAS 160 are substantively similar to Section 1582, Section 1601 and Section 1602 described in note 2 with respect to the financial reporting of an entity’s business combinations except that SFAS 141(R) requires a non-controlling interest in a subsidiary to be measured initially at fair value whereas Canadian GAAP permits a non-controlling interest in a subsidiary to be measured initially at fair value or the proportionate share of identifiable net assets. Other differences between Canadian and US GAAP related to accounting for business combinations include the differences in the recognition of contingent assets and liabilities, the definition of “control”, and the definition of “fair value.” SFAS 141(R) and SFAS 160 will be effective for the company for business combinations with acquisition dates on or after January 1, 2009. The company is currently evaluating the impact of the adoption of these two new SFASs on its consolidated financial position and results of operations under US GAAP with respect to the two business combinations with acquisition dates subsequent to January 1, 2009 described in note 17.

In May 2008, the FASB issued Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”). FSB APB 14-1 clarifies that issuers of convertible debt instruments should separately account for the liability and equity components in order to properly reflect the entity’s borrowing rate that would be applied to a nonconvertible debt instrument. FSP APB 14-1 will be effective for the company on January 1, 2009. The adoption of FSP APB 14-1 is not expected to impact the company’s consolidated financial position and results of operations under US GAAP.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). SFAS 162 identifies the sources of accounting principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP. SFAS 162 is effective sixty days following the Securities and Exchange Commission approval of the Public Company Accounting Oversight Board amendments to the American Institute of Certified Public Accountants Statement on Auditing Standards Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. The company currently adheres to the hierarchy of GAAP as presented in SFAS 162 in preparing its reconciliation to US GAAP and does not expect its adoption will have a material impact on its financial position or results of operations under US GAAP.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities – an Amendment of FASB Statement No. 133 (“SFAS 161”), which is intended to improve the financial reporting of derivative instruments and hedging activities by requiring enhanced disclosures about: (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under FASB Statement No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. SFAS 161 is effective for fiscal annual and interim periods beginning after November 15, 2008. Since SFAS 161 requires only additional disclosures concerning derivatives and hedging activities, the adoption of SFAS 161 will not affect the company’s financial position or results of operations under US GAAP.